Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ADTALEM GLOBAL EDUCATION INC.

AND

SAN JOAQUIN VALLEY COLLEGE, INC.

 DATED AS OF JUNE 28, 2018

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretive Provisions	14

ARTICLE 2 PURCHASE PRICE AND PAYMENT; PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS		15
2.1	Calculation of the Purchase Price	15
2.2	Sale of the Membership Interests	15
2.3	Transactions to be Effected at the Closing	16
2.4	Purchase Price Adjustment	17

ARTICLE 3 THE CLOSING		20
3.1	Closing; Closing Date	20

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER		20
4.1	Organization	20
4.2	Binding Obligations	20
4.3	No Defaults or Conflicts	21
4.4	No Governmental Authorization Required	21
4.5	Capitalization	21
4.6	Litigation	21
4.7	Brokers	21
4.8	Exclusivity of Representations	21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO THE CARRINGTON ENTITIES		22
5.1	Organization and Qualification	22
5.2	Capitalization of the Carrington Entities	22
5.3	No Subsidiaries	22
5.4	Binding Obligation	22
5.5	No Defaults or Conflicts	22
5.6	No Governmental Authorization Required	23
5.7	Financial Statements; No Undisclosed Liabilities; Financial Accounts	23
5.8	Intellectual Property	24
5.9	Compliance with the Laws	25
5.10	Contracts	26
5.11	Litigation	27
5.12	Taxes	28
5.13	Employee Benefit Plans	29
5.14	Employee and Labor Matters	31
5.15	Environmental Compliance	32
5.16	Insurance	32
5.17	Real Property	32
5.18	Affiliate Transactions	33
5.19	Absence of Certain Developments	33

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5.20	Brokers	34
5.21	Education Regulatory Matters	34
5.22	No Other Representations And Warranties	37

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		38
6.1	Organization	38
6.2	Binding Obligation	38
6.3	No Defaults or Conflicts	38
6.4	No Authorization or Consents Required	38
6.5	Sufficient Funds; Solvency	39
6.6	Brokers	39
6.7	Litigation	39
6.8	Education Regulatory Matters	39
6.9	Acknowledgements by the Purchaser	40

ARTICLE 7 COVENANTS		41
7.1	Conduct of the Carrington Entities Prior to the Closing	41
7.2	Regulatory Filings; Consents; Etc.	44
7.3	Third Party Approvals and Permits	46
7.4	Access to Information; Confidentiality	46
7.5	Use of Adtalem Name; License to Use the Carrington Marks	47
7.6	Books and Records; Officer and Director Indemnification	48
7.7	Legal Proceedings; Production of Witness; Privileged Matters	48
7.8	Schedule Supplements	49
7.9	Employee Matters	49
7.10	Post-Closing Financial Statements	50
7.11	Mail and Other Communications; Accounts	50
7.12	Public Announcements	51
7.13	Transition of System Operations; Lease Transfers; Affiliate Transactions	51
7.14	System Guarantees	53
7.15	Appropriate Actions; Further Assurances	53
7.16	General Release	53
7.17	Post-Closing Compliance Audits	55

ARTICLE 8 TAX MATTERS		55
8.1	Tax Returns for Periods Ending on or Before the Closing Date Filed after the Closing Date and Straddle Periods	55
8.2	Refunds	56
8.3	No Closing Date Actions	56
8.4	Tax Cooperation	56
8.5	Other Actions	57
8.6	Transfer Taxes	57

ARTICLE 9 CONDITIONS TO CLOSING		57
9.1	Conditions to the Parties’ Obligations	57
9.2	Conditions to the Obligations of the Purchaser	58
9.3	Conditions to the Obligations of the Seller	59
9.4	Frustration of Closing Conditions	59

ARTICLE 10 TERMINATION		59
10.1	Termination; Effect of Termination	59

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ARTICLE 11 INDEMNIFICATION		61
11.1	Survival	61
11.2	Indemnification by the Seller; Indemnification by the Purchaser	61
11.3	Limitations on Indemnification	61
11.4	Indemnification Claim Process	63
11.5	Indemnification Procedures for Non-Third Party Claims	64
11.6	Exclusive Remedy	64
11.7	Tax Treatment of Indemnity Payments	65
11.8	Subrogation	65

ARTICLE 12 MISCELLANEOUS		65
12.1	Expenses	65
12.2	Amendment	65
12.3	Entire Agreement	65
12.4	Headings	65
12.5	Notices	65
12.6	Exhibits and Schedules	66
12.7	Waiver	67
12.8	Binding Effect; Assignment	67
12.9	No Third Party Beneficiary	67
12.10	Counterparts	67
12.11	[Intentionally Omitted]	67
12.12	Governing Law	67
12.13	Arbitration	67
12.14	WAIVER OF JURY TRIAL	68
12.15	[Intentionally Omitted]	68
12.16	Specific Performance	68
12.17	Severability	68
12.18	Conflict of Interest	68

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Exhibits

Exhibit A                          Accounting Principles
Exhibit B                          Working Capital Example
Exhibit C                          Form of Transition Services Agreement
Exhibit D                          Form of Sublease
Exhibit E                          Form of Shared Services Agreement
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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 28,  2018, is entered into by and between Adtalem Global Education Inc., a Delaware corporation (the “Seller”), and San Joaquin Valley College, Inc., a California corporation (the “Purchaser”, and together with the Seller, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Seller is the record owner of all of the issued and outstanding Equity Interests (as defined herein) of U.S. Education Holdings LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company and the Company Subsidiaries (as defined herein) are engaged in the operation and management of a regionally-accredited, Title IV Program-participating, for-profit post-secondary higher education institution that has been issued Office of Postsecondary Education Identification Numbers 009748, 021006, 022180 and 030425 by the DOE, providing certificate and associate degree programs in the allied health, nursing, dental, veterinary and criminal justice fields (collectively, the “System”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, all of the Equity Interests of the Company (the “Membership Interests”) upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

DEFINITIONS

1.1            Definitions.  The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“401(k) Plan” means any Benefit Plan that is intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement that is intended to qualify under Section 401(k) of the Code.

“Accounting Firm” has the meaning set forth in Section 2.4(c).

“Accounting Principles” means the principles and methodology set forth on Exhibit A.

“ACCJC” means the Accrediting Commission for Community and Junior Colleges, Western Association of Schools and Colleges.

“Accrediting Body” means any non-governmental entity, including institutional and specialized accrediting agencies, whether foreign or domestic, that engages in the granting or withholding of accreditation of postsecondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions, including the ACCJC.

“Action” means any action, claim, suit, arbitration, investigation or proceeding.

“Adtalem Name” means the word “Adtalem” alone or in combination with other words.

“Adverse Regulatory Condition” shall mean any term or condition  that would materially impede Purchaser from operating the System or any School in the same manner that it is currently being operated by Seller, or that is not customary in the context of a transaction that constitutes a change in ownership or control; provided, however, that an Adverse Regulatory Condition shall exclude any term or condition imposed if the responsible Educational Agency cites as the basis for the term or condition facts or circumstances attributable predominantly to Purchaser.

 “Affiliate” means, as to any Person, (a) any Person that directly or indirectly controls, is controlled by or is under common control with such Person and (b) any Person who is a director, officer, partner or principal of such Person or of any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Lease Transfer Agreements and each other agreement, document, instrument or certificate, other than this Agreement, to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement.

“Balance Sheet” means the unaudited statement of financial position of the Carrington Entities as of the Balance Sheet Date.

“Balance Sheet Date” means May 31, 2018.

“Base Amount” means an amount equal to $1.00.

“Basket Amount” has the meaning set forth in Section 11.3(b).

“Benefit Plans” has the meaning set forth in Section 5.13(a).

“Books and Records” has the meaning set forth in Section 7.6.

“Borrower Defense Rule” means the regulations published in the Federal Register on November 1, 2016 at 81 FR 75296, as amended from time to time, and any successor regulation promulgated by the DOE.

“Business Data” means all data and personal information processed, collected, stored or disseminated by the Carrington Entities, including any Personally Identifiable Information.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Chicago, Illinois are authorized or required by Law or executive order to close.

“California Civil Code” has the meaning set forth in Section 7.16(b).

“Cap” has the meaning set forth in Section 11.3(a).

“Carrington Entities” or “Carrington Entity” means, collectively or individually, as applicable, the Company and the Company Subsidiaries.

“Carrington Marks” means the name “Carrington College” and any derivation thereof, and anything confusingly similar thereto, and their translations into languages other than English, including, any trade names, logos, Internet addresses and Domain Names, Trademarks and related registrations and applications, in each case, that consist of or contain such names, whether or not in combination with other names.

“Claims Notice” has the meaning set forth in Section 11.4(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Contribution” is an amount equal to (i) $11,500,000, (ii) minus the Base Amount and (iii) plus the Estimated Working Capital Shortfall (if any) or minus the Estimated Working Capital Excess (if any).

“Closing D&A Compensation” means the Deferred and Accrued Compensation determined as of the Effective Time.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Carrington Entities on a consolidated basis, determined as of the Effective Time.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Closing Transaction Expenses” means the Transaction Expenses determined as of the Effective Time.

“Closing Working Capital” means the Working Capital, determined in accordance with the Accounting Principles, as of the Effective Time.

“COBRA” has the meaning set forth in Section 5.13(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company IT Systems” has the meaning set forth in Section 5.8(h).

“Company Subsidiaries” or “Company Subsidiary” means, collectively or individually, as applicable, EdCOA Inc., a California corporation, Carrington College, Inc., an Arizona corporation, and American Institute of Health Technology, Inc., an Idaho corporation.

“Contract” means any written agreement, contract, lease, license, instrument, commitment or arrangement.

“COTS License” means (a) a “shrink-wrap,” “click-through,” or “off-the-shelf” software license, or (b) any other software license that is commercially available to the public generally and used by the Carrington Entities without customization.

“Counsel” has the meaning set forth in Section 12.18(c).

“Cut-Off Date” has the meaning set forth in Section 11.1.

“D&O Indemnification Obligations” has the meaning set forth in Section 7.6(b).

“Deferred and Accrued Compensation” means the following amounts, to the extent either (a) not included within Working Capital, Transaction Expenses, or Indebtedness, (b) not fully funded, or (c) for which an adequate reserve, determined in accordance with GAAP, has not been established therefor on the Financial Statements: (i) any compensation (excluding Transaction Expenses) which has been earned by any employees, consultants, or independent contractors of the Carrington Entities under any Contract, program, policy or arrangement but the actual payment of which has been deferred to a date beyond the month or year in which it was earned, including the Company’s share of Taxes payable with respect to all such amounts; or (ii) (x) earned payroll and earned paid time off/vacation and (y) any bonus or incentive compensation, in each case of clauses (x) and (y), which is attributable to or in respect of any time period ending on or before the Closing Date and, in each case of clauses (x) and (y), which is payable by the Carrington Entities, or will become payable by the Carrington Entities, to any current or former employees, consultants, or independent contractors of the Carrington Entities under any Contract, program, policy or arrangement, including the Carrington Entities’ share of Taxes payable with respect to all such amounts.

“Disclosure Schedules” means the Schedules which are numbered to correspond to the representations and warranties contained in Article 4 and Article 5.

“Disputes” has the meaning set forth in Section 12.18(a).

“DOE” means the U.S. Department of Education or any successor agency.

“Domain Name” means, collectively, the top-level domain located at a specified address on the Internet, and registration thereof, as identified in the “WHOIS” online domain name registration database, and all lower-level Internet domain names, in each case, for which the domain name owner is the Seller or any Carrington Entity, whether in the form of an address for use in electronic mail transfer, a Universal Resource Locator (URL), a file transfer protocol (FTP) location, or other form suitable for specifying the location of an electronic data file over the Internet.

“Educational Agency” means any Person, entity or organization, whether governmental, government-chartered, private or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including the DOE and any Accrediting Body.

“Educational Approval” means any license, permit, certification, accreditation, approval, registration, consent or authorization issued or required to be issued by an Educational Agency to the Carrington Entities with respect to any aspect of the Carrington Entities’ operations subject to the oversight of such Educational Agency, including any such approval for the Carrington Entities to participate in any program of Student Financial Assistance offered by such Educational Agency, but excluding any licenses or similar approval issued with respect to the Carrington Entities’ employees on an individual basis.

“Educational Consent” means any filing, notice, report, consent, registration, approval, permit or authorization required to be made with or obtained from any Educational Agency in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, whether before or after the Closing, in order to maintain, continue or reinstate any Educational Approval presently held by the System or any School or the Carrington Entities relating to the System or any School.

“Educational Law” means any federal, state, municipal, foreign or other law, regulation, order, Accrediting Body standard or other requirement applicable thereto, issued or administered by, or related to, any Educational Agency or any Student Financial Assistance program.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any and all liens, deeds of trust, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, equity interests, options, rights-of-way, encroachments, preemptive rights, rights of first refusal or restrictions on use or transfer.

“Environmental Claims” means any written claims, notice of noncompliance or violation or Action by any Governmental Authority or Person alleging material Liability arising under any Environmental Law.

“Environmental Laws” means any applicable Law and any judicial or administrative interpretation thereof, including any Order or consent decree relating to the use, transportation, storage, Release or threatened Release of any Hazardous Substance.

“Equitable Exceptions” means (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity.

“Equity Interests” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, limited liability company interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing D&A Compensation” means the Seller’s good faith estimate of the Closing D&A Compensation, as set forth on the Pre-Closing Statement.

“Estimated Closing Indebtedness” means the Seller’s good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.

“Estimated Closing Transaction Expenses” means the Seller’s good faith estimate of the Closing Transaction Expenses, as set forth on the Pre-Closing Statement.

“Estimated Purchase Price” has the meaning set forth in Section 2.1.

“Estimated Working Capital” means the Seller’s good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Estimated Working Capital Excess” means the amount by which the Estimated Working Capital exceeds the Working Capital Target.

“Estimated Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Estimated Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extended Representations” has the meaning set forth in Section 11.1.

“Final Closing D&A Compensation” has the meaning set forth in Section 2.4(b).

“Final Closing Indebtedness” has the meaning set forth in Section 2.4(b).

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.4(b).

“Final Purchase Price” has the meaning set forth in Section 2.1(b).

“Final Working Capital” has the meaning set forth in Section 2.4(b).

“Financial Statements” has the meaning set forth in Section 5.7.

“Fraud” means actual fraud, and not constructive fraud or recklessness, with respect to the making of the representations and warranties pursuant to Article 4, Article 5 or Article 6 (as applicable).

“Fundamental Representations” means each of the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Binding Obligations), Section 4.5 (Capitalization), Section 4.7 (Brokers), Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization of the Carrington Entities), Section 5.3 (No Subsidiaries), Section 5.4 (Binding Obligation) and Section 5.20 (Brokers).

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the Carrington Entities’ historical practices.

“Gainful Employment Rule” means the rule codified at 34 C.F.R. Part 668 Subparts Q and R, as amended from time to time, and any successor regulation promulgated by the DOE.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government, any state of the United States, or any municipality or other political subdivision thereof or of any other government in any jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority in any jurisdiction, excluding any Educational Agency.

“Hazardous Substance” means any substance defined by or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any state or local equivalents thereof.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto, and its implementing regulations promulgated by the DOE.

“Indebtedness” means, as of any time and without duplication, the following obligations of the Carrington Entities (whether or not then due and payable): (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) evidenced by notes, bonds, debentures or similar instruments (whether or not convertible); (c) all obligations to pay the deferred purchase price of property, assets or services purchased (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential earn-out payments); (d) all obligations to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP or conditional sales Contracts or similar title retention instruments; (e) all obligations relative to the maximum amount of any letter of credit or letter of guaranty, bankers’ acceptance or similar instrument issued or created for the account of any Carrington Entity, in each case solely to the extent drawn; (f) all obligations to pay any amounts to a third party under any Contract pursuant to which any Carrington Entity sold any of its businesses, assets or properties outside the ordinary course of business; (g) all obligations secured by any Encumbrances (other than Permitted Encumbrances); (h) all guaranties, sureties, assumptions and other contingent obligations in respect of, or to purchase or to otherwise acquire, Indebtedness or indebtedness of others; (i) all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (j) all obligations under any pension, retiree medical or non-qualified retirement plan, program or arrangement; (k) all outstanding obligations, whether interest bearing or otherwise, owed to the Seller and/or any Affiliate of the Seller, other than obligations arising under this Agreement; (l) negative cash balances; (m) accounts payable, trade debt and trade payables that are past due in accordance with their applicable invoice or other terms governing the timing of payment; (n) all obligations in respect of premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and other payment obligations, in each case, that would arise if all Indebtedness referred to in the foregoing clauses (a) through (m) was prepaid (or, in the case of any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement, or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, unwound and settled) in full at such time; and (o) to the extent any item of Indebtedness referred to in the foregoing clauses (a) through (m) cannot be repaid at such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice was delivered at such time).  For the avoidance of doubt, Indebtedness shall not include (i) trade payables (except as set forth in subpart (m) above), (ii) any Indebtedness incurred by the Purchaser and its Affiliates (and subsequently assumed by any of the Carrington Entities) on the Closing Date or (iii) any obligations solely between or among one or more of the Carrington Entities.

“Indemnitee” has the meaning set forth in Section 11.2(b).

“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Insurance Policies” means all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance covering the Carrington Entities, including self-insurance, in each case held by the Carrington Entities or any other Person and any rights to applicable claims and proceeds thereof.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof; (b) works of authorship and copyrights, and registrations and applications for registration thereof; (c) Trademarks and service marks, trade names, copyrights, trade secrets, (d) trade secrets and proprietary business, technical and know-how information; (e) rights of publicity; (f) computer software and firmware, including source code, object code, files, documentation and other materials related thereto; (g) proprietary databases and data compilations; (h) registered Domain Names and applications for registration thereof; (i) any other intellectual property; and (j) rights in any of the foregoing, including rights to sue or recover and retain damages for past, present, and future infringement, dilution, misappropriation or other violation of any of the foregoing.

“IP License” has the meaning set forth in Section 5.8(b).

“IRS” means the United States Internal Revenue Service.

“knowledge of the Purchaser” or any similar phrase means the actual knowledge of any of Michael Perry, Michael Abril, Russ Lebo, and Joseph Holt and after reasonable inquiry (it being understood that the “reasonable inquiry” of an individual shall consist exclusively of making inquiries of such individual’s direct internal reports having responsibility for the subject matter of such representation or warranty).

“knowledge of the Seller” or any similar phrase means the actual knowledge of any of Lisa W. Wardell, Patrick J. Unzicker, Donna Jennings, Christopher Nash, Lisa Sodeika, Donna M. Loraine, Shelly C. Dubois and Danika Bowen and after reasonable inquiry (it being understood that the “reasonable inquiry” of an individual shall consist exclusively of making inquiries of such individual’s direct internal reports having responsibility for the subject matter of such representation or warranty).

“Law” means any federal, state, local or foreign law (including common law), treaty, statute, code, ordinance, rule, regulation, written order or other requirement or guideline of any Governmental Authority, including any Order, but excluding any Educational Laws.

“Lease” means each agreement for the lease, sublease, license, holding, use, occupancy or operation of the Leased Real Property to which any Carrington Entity is a Tenant Party as of the date hereof, including all amendments, renewals, extensions or other modifications thereto.

“Leased Exclusive Property” means the real property, other than the Leased Shared Property, that, as of the date hereof, is leased or subleased from a third party, as landlord or sublandlord, to Seller or any Carrington Entity, as tenant or subtenant, and is material to and used or held for use in the conduct of the System as currently conducted.

“Leased Real Property” means, collectively, the Leased Exclusive Property and the Leased Shared Property.

“Leased Shared Property” means the real property that, as of the date hereof, (a) is leased or subleased from a third party, as landlord or sublandlord, to the Seller or any Carrington Entity, as tenant or subtenant, and is material to and used or held for use in the conduct of a combination of (i) the System as currently conducted and (ii) the Retained Businesses and/or (b) is subleased from a third party, as landlord or sublandlord, to the Seller or any Carrington Entity, as tenant or subtenant, and is (i) used or held for use in the conduct of the System as currently conducted and (ii) located within a building or campus containing other real property that is subleased or held for sublease from Seller, as sublandlord, to one or more third parties, as subtenant(s).

“Liability” means any debt, obligation, duty, commitment or liability of any nature whatsoever (including any unknown, unaccrued, unasserted, or contingent liability), regardless of whether such debt, obligation, duty, commitment or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty, commitment or liability is immediately due and payable.

 “Loss” or “Losses”, in respect of any matter, means any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense.

“Material Adverse Effect” means a material adverse effect on the System or the results of operations and assets of the System, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on the System or the results of operations and assets of the System to the extent arising out of or attributable to (a) conditions or effects that generally affect the industries in which the System operates (including legal and regulatory changes), (b) general economic conditions affecting the United States or any other country in which the System operates, (c) effects resulting from changes affecting equity or debt market conditions in the United States or any other country in which the System operates (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or any other country in which the System operates), (d) acts of God (including earthquakes, storms, fires, floods and natural catastrophes), (e) effects arising from changes or proposed changes in Laws, Educational Laws or accounting principles (including GAAP) or the interpretation or enforcement of any of the foregoing, (f) effects relating to or arising from the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Purchaser or its Affiliates, including the loss of any customers, suppliers or employees, (g) effects resulting from compliance with the terms and conditions of this Agreement by the Seller, the Company or the Company Subsidiaries, or consented to in writing by the Purchaser, including the effects of any actions required to be taken under applicable Law or Educational Law or with respect to Contracts disclosed in the Schedules, (h) any failure of the System to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues or business plans and (i) any act or omission of the Purchaser; except in the case of clauses (a), (b), (c) and (e), only to the extent such condition or effect does not have a materially disproportionate effect on the System relative to other participants in the industry in which the System operates; and furthermore, in the case of clause (e), except for conditions or effects resulting from either currently pending proposed legislation affecting Educational Laws or currently pending proposed draft regulatory language related to the Gainful Employment Rule or the Borrower Defense Rule, for all other conditions or effects in clause (e), “other participants in the industry in which the System operates” shall mean all other higher education institutions (including non-profit and for-profit higher education institutions) and not solely for-profit higher education institutions.  For the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the System and not against any forward-looking statements, plans, financial projections or forecasts of the System.

“Material Contracts” has the meaning set forth in Section 5.10.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” has the meaning set forth in Section 5.13(a).

“Non-Assignable Contracts” has the meaning set forth in Section 7.3(a).

“Notice of Disagreement” has the meaning set forth in Section 2.4(c).

“Order” means any judgment, writ, decree, compliance agreement, injunction or judicial or administrative order or legally binding determination from any Governmental Authority.

“Ordinary Course of Business” means an action taken by or on behalf of one or more of the Carrington Entities if such action is generally consistent with such Carrington Entity’s operation of the System and consistent with past practice.

“Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permits” has the meaning set forth in Section 5.9.

“Permitted Encumbrances” means, (a) Encumbrances disclosed in the Financial Statements or any Schedules to this Agreement, (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances (including Encumbrances created by operation of laws) incurred in the Ordinary Course of Business, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements, (d) Encumbrances under generally applicable securities laws, (e) with respect to real property only, Encumbrances in respect of easements, permits, licenses, rights of way, restrictive covenants, reservations or encroachments or defects or irregularities in, and other similar exceptions to, title and any conditions with respect to real property or any other condition that would be disclosed by a physical inspection of the property or a current survey or title report or other public record, or that do not have a material adverse effect on the current use of the underlying asset, (f) Encumbrances in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure government Contracts and similar obligations, (g) with respect to real property only, municipal bylaws, development restrictions or regulations, facility costs, sharing and servicing Contracts, and zoning building or planning restrictions or regulations, (h) with respect to real property only, Encumbrances in favor of any landlord of real property leased by any of the Company or Company Subsidiaries, (i) with respect to real property only, Encumbrances created by any ground lease or mortgage of any landlord of real property leased by the Company or any Company Subsidiary, (j) Encumbrances listed on Schedule 1.1(b), and (k) Encumbrances created by the acts of the Purchaser or its Affiliates.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personally Identifiable Information” means any specific and unique information associated with an identified or readily identifiable natural Person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number) that is subject to applicable Laws related to the privacy or protection of such information.

“Post-Closing Educational Consent” means any of those Educational Consents which, pursuant to applicable Educational Law, must be effectuated or obtained following the Closing, as set forth in Schedule 5.21(d)(ii).

 “PPA” means a program participation agreement issued to a postsecondary educational institution and countersigned or to be countersigned by or on behalf of the secretary of the DOE, evidencing certification of that institution to participate in the Title IV Programs.

“PPPA” means a provisional PPA issued to a School, and countersigned or to be countersigned by or on behalf of the secretary of the DOE, for the purposes of certifying the School to continue its Title IV Program participation following consummation of the transactions contemplated by this Agreement.

“PPSV” has the meaning set forth in Section 12.18.

“Pre-Closing Educational Consent” means any of those Educational Consents which, pursuant to applicable Educational Law, must be effectuated or obtained prior to the Closing, as set forth in Schedule 5.21(d)(i) hereof.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Statement” has the meaning set forth in Section 2.4(a).

“Preacquisition Review Application” means a materially complete electronic application to the DOE with respect to the transactions contemplated hereby, marked for preacquisition review, together with any required exhibits or attachments.

“Privileged Communications” has the meaning set forth in Section 12.18(c).

“Protected Material” has the meaning set forth in Section 12.18(d).

“Protected Work Product” has the meaning set forth in Section 12.18(d).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Adjustment Amount” has the meaning set forth in Section 2.4(d).

“Purchaser Designated Replacement Contracts” has the meaning set forth in Section 7.13(a).

“Purchaser Designated Shared Assets and Systems” has the meaning set forth in Section 7.13(a).

“Purchaser Designated Shared Contracts” has the meaning set forth in Section 7.13(a).

“Purchaser Financials” has the meaning set forth in Section 6.8(i).

“Purchaser Indemnitee” has the meaning set forth in Section 11.2(a).

“Purchaser Transition Notice” has the meaning set forth in Section 7.13(a).

“Reed Smith” has the meaning set forth in Section 12.18.

“Regulatory Approvals” has the meaning set forth in Section 7.2(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, deposit, disposal or dispersal of Hazardous Materials into the environment.

“Released Party” has the meaning set forth in Section 7.16(a).

“Releasing Party” has the meaning set forth in Section 7.16(a).

“Representatives” means, with respect to any Person, any director, officer, manager, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Restricted Cash” has the meaning set forth in the Accounting Principles.

“Retained Businesses” means all businesses now, previously or hereafter conducted by Seller or any of its Affiliates, other than the System.

“Retention Agreements” means those certain Retention Agreements by and between the Company and certain employees of the Carrington Entities set forth in Schedule 5.14.

“Review Documents” has the meaning set forth in Section 5.22.

“Schedule” means each schedule to this Agreement delivered by any Party, including the Disclosure Schedules.

“Schedule Supplement” has the meaning set forth in Section 7.8.

“School” or “Schools” shall mean the group of one or more locations that have been designated by the DOE as an eligible institution, assigned an OPE ID number by the DOE, and consists of a main campus and each of its additional locations, branch campuses, and other facilities at which the institution provides all or part of an educational program, including facilities and programming that are not Title IV Program eligible.

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Adjustment Amount” has the meaning set forth in Section 2.4(d).

“Seller Indemnitee” has the meaning set forth in Section 11.2(b).

“Settlement” means any settlement, compromise, or consent to the entry of judgment.

“Shared Assets and Systems” means the material assets and systems (including System Intellectual Property and Company IT Systems) relating to the operation of the Carrington Entities and the System that are not wholly owned, licensed or held by the Carrington Entities as of Closing, other than the Shared Contracts and the Leases.

“Shared Contracts” means the material Contracts relating to the operation of the Carrington Entities and the System for which the Seller or any of its Affiliates (other than or in addition to the Carrington Entities) is a party, other than the Leases.

“Straddle Period” has the meaning set forth in Section 8.1(b)(i).

“Student Financial Assistance” means any form of student financial assistance, grants or loans that is administered by any Educational Agency, which provided more than $150,000 to any individual campus location of any School in fiscal year 2017, including the Title IV Programs and any other program authorized by the HEA and administered by the DOE.

“Subsidiary” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, limited partnership, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the voting stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Substantial Control” means, with respect to a Person, (a) holding at least a 25% ownership interest in the Person, whether directly, indirectly, or together with family members (as that term is defined at 34 C.F.R. § 600.21(f)), (b) representing the holder or holders of at least a 25% ownership interest in the Person, including under a voting trust, power of attorney, proxy, or similar agreement, or (c) being a member of the board of directors, a general partner, the chief executive officer, or other executive officer of the Person or an entity that holds at least a 25% ownership interest in the Person, in each case as the term “ownership interest” is defined at 34 C.F.R. § 668.174(c)(1).

“System” has the meaning set forth in the recitals to this Agreement.

“System Employee” means (a) each employee of the Company and the Company Subsidiaries, (b) each individual whose name is set forth on Schedule 1.1(a), and (c) each individual who is hired by the Carrington Entities prior to the Closing to fill a position that is set forth on Schedule 1.1(a).

“System Intellectual Property” has the meaning set forth in Section 5.8(e).

“System Registered Intellectual Property” has the meaning set forth in Section 5.8(a).

“Tax” or “Taxes” means all federal, state, county, local, municipal, foreign and other taxes, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tenant Party” means the party in the role of tenant, subtenant, licensee or similar status under each Lease.

“Termination Date” has the meaning set forth in Section 10.1(a)(ii).

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

“Title IV” means Title IV of the HEA.

“Title IV Program” means a program of federal student financial assistance administered pursuant to Title IV.

“TPPPA” means a temporary provisional PPA issued to any School after Closing, and countersigned or to be countersigned by or on behalf of the Secretary of the DOE, for the purposes of continuing the School’s certification to participate in the Title IV Programs on an interim basis following the Closing.

“Trademarks” means trademarks, service marks, certification marks, collective marks, trade dress, logos, trade names, corporate names, and any other indication of source or origin, together with all goodwill associated therewith, and all applications, registrations and renewals therefore.

“Transaction Expenses” shall mean all expenses of the Carrington Entities incurred or to be incurred prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement and the other agreements referred to herein and the consummation of the transactions contemplated hereby and thereby and the Closing, including costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, and any transaction bonus, discretionary bonus, change-of-control, retention, severance or other compensatory payment to any of the employees, officers, managers, directors or independent contractors of the Carrington Entities payable solely as a result of the consummation of the transactions contemplated by this Agreement, in each case, payable by the Carrington Entities and which have not been paid as of the Closing.

“Transition Identification Period” has the meaning set forth in Section 7.13(a).

“Transition Services Agreement” has the meaning set forth in Section 2.3(a)(iii).

“Working Capital” means the working capital of the Carrington Entities, as determined on a consolidated basis in accordance with the Accounting Principles set forth on Exhibit A and the Working Capital Example set forth on Exhibit B.

“Working Capital Example” means, the example Working Capital calculation prepared in accordance with the Accounting Principles and as set forth on Exhibit B.

“Working Capital Excess” means the amount by which the Closing Working Capital exceeds the Working Capital Target.

“Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Closing Working Capital.

“Working Capital Target” means $0.

1.2            Interpretive Provisions.  Unless the express context otherwise requires:

(a)            the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)            terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)            the terms “Dollars” and “$” mean United States Dollars;

(d)            references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)            wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            references herein to any gender shall include each other gender;

(g)            references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h)            references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i)            with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”;

(j)            references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(k)            references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article 2

PURCHASE PRICE AND PAYMENT; PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS

2.1            Calculation of the Purchase Price.

(a)            The “Estimated Purchase Price” shall be equal to:

(i)            the Base Amount;

(ii)            minus the Estimated Closing Indebtedness;

(iii)            minus the Estimated Closing Transaction Expenses;

(iv)            minus the Estimated Closing D&A Compensation; and

(v)            plus the Estimated Working Capital Excess (if any) or minus the Estimated Working Capital Shortfall (if any).

(b)            The Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.4 hereof (the Estimated Purchase Price as adjusted, the “Final Purchase Price”).

(c)            For the avoidance of doubt, the calculation of the Estimated Purchase Price shall not include the Closing Contribution and the Closing Contribution shall be made following the calculation of the Estimated Purchase Price.

2.2            Sale of the Membership Interests. At the Closing provided for in Article 3, upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Membership Interests, free and clear of all Encumbrances other than transfer restrictions imposed thereon by Law for an amount equal to the Estimated Purchase Price.

2.3            Transactions to be Effected at the Closing. At or prior to the Closing, the following transactions shall be effected by the Parties:

(a)            The Seller shall deliver or cause to be delivered at the Closing to the Purchaser or such other Persons as set forth below:

(i)            the Pre-Closing Statement as required by Section 2.4(a);

(ii)            certificates (if any) representing the outstanding capital stock of the Company Subsidiaries;

(iii)            a Transition Services Agreement, executed by Seller, in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), solely to the extent that the parties mutually agree, pursuant to Section 7.13(a) herein, that such Transition Services Agreement is necessary;

(iv)            a certificate executed by the Secretary of the Seller as of the Closing Date certifying as to: (A) the certificate of incorporation of the Seller, as in effect at the time of the Closing; (B) the bylaws of the Seller, as in effect at the time of the Closing; (C) true and complete copies of resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement; and (D) a certificate issued by the Secretary of State of the state where the Seller was incorporated, certifying that the Seller has legal existence and is in good standing in such state as of a date that is no earlier than five (5) Business Days prior to the Closing Date; with the items referenced above to be attached to such certificate;

(v)            payoff letters and lien releases (to the extent applicable) from the holders of Estimated Closing Indebtedness listed in the Pre-Closing Statement, in each case in form and substance reasonably satisfactory to Purchaser;

(vi)            documentary evidence, reasonably satisfactory to the Purchaser, that the Pre-Closing Educational Consents set forth on Schedule 5.21(d)(i) have been made or obtained, as applicable, and do not contain any Adverse Regulatory Condition;

(vii)            a certification from the Seller that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code;

(viii)            the certificates required to be delivered pursuant to Section 9.2(c);

(ix)            a good standing certificate with respect to the Carrington Entities issued by the Secretary of State of each of the states where the Carrington Entities are incorporated;

(x)            documentary evidence, reasonably satisfactory to the Purchaser, that, immediately prior to the Closing, (A) the Seller has contributed in cash to the Company an amount equal to the Closing Contribution, and (B) the Company has contributed in cash to the Company Subsidiaries an amount equal to the Closing Contribution;

(xi)            documentary evidence, reasonably satisfactory to the Purchaser, that the Seller has paid in full the Estimated Closing Indebtedness;

(xii)            documentary evidence, reasonably satisfactory to the Purchaser, that the Seller has either (A) paid in full the Estimated Transaction Expenses, or (B) delivered to the Purchaser a written confirmation that the Seller will indemnify the Purchaser and the Carrington Entities for any remaining Estimated Transaction Expenses;

(xiii)            documentary evidence, reasonably satisfactory to the Purchaser, that the Seller has either (A) paid in full the Estimated Closing D&A Compensation, or (B) delivered to the Purchaser a written confirmation that the Seller will indemnify the Purchaser and the Carrington Entities for any remaining Estimated Closing D&A Compensation;

(xiv)            documentary evidence, reasonably satisfactory to the Purchaser, that the consents set forth on Schedule 2.3(a)(xiv) have been made or obtained, as applicable;

(xv)            documentary evidence, reasonably satisfactory to the Purchaser, that the consolidated pro forma balance sheet for the Carrington Entities as of the Closing, and including the Closing Contribution, will result in an “acid test ratio,” as the same will be calculated by the DOE, of at least 1:1; and

(xvi)            such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Seller pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby, but in no event shall the Seller be required to deliver an opinion of counsel in connection with the transactions contemplated by this Agreement.

(b)            The Purchaser shall deliver or cause to be delivered at the Closing to the Seller or such other Persons as set forth below:

(i)            the Transition Services Agreement, duly executed by the Purchaser, solely to the extent that the parties mutually agree, pursuant to Section 7.13(a) herein, that such Transition Services Agreement is necessary;

(ii)            the certificate required to be delivered pursuant to Section 9.3(c); and

(iii)            such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Purchaser pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby (but in no event shall the Purchaser be required to deliver an opinion of counsel in connection with the transactions contemplated by this Agreement).

2.4            Purchase Price Adjustment.

(a)            At least two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Pre-Closing Statement”) setting forth a good faith calculation of the (i) Estimated Closing Indebtedness, (ii) Estimated Closing Transaction Expenses, (iii) Estimated Closing D&A Compensation, and (iv) Estimated Closing Working Capital and the resulting Estimated Working Capital Excess (if any) or Estimated Working Capital Shortfall (if any), as the case may be.

(b)            Within forty-five (45) days after the Closing Date, the Purchaser shall deliver to Seller a reasonably detailed statement (the “Closing Statement”) setting forth the Purchaser’s good faith calculation of the (i) Closing Indebtedness (as such amount may be reduced for any payment by the Seller of Closing Indebtedness in excess of the Estimated Closing Indebtedness) (as finally determined pursuant to the terms hereof, the “Final Closing Indebtedness”), (ii) Closing Transaction Expenses (as such amount may be reduced for any payment by the Seller of Closing Transaction Expenses in excess of the Estimated Transaction Expenses) (as finally determined pursuant to the terms hereof, the “Final Closing Transaction Expenses”), (iii) Closing D&A Compensation (as such amount may be reduced for any payment by the Seller of Closing D&A Compensation in excess of the Estimated Closing D&A Compensation) (as finally determined pursuant to the terms hereof, the “Final Closing D&A Compensation”), and (iv) Closing Working Capital prepared and determined in accordance with the Accounting Principles (as finally determined pursuant to the terms hereof, the “Final Working Capital”).  The Purchaser shall not amend, supplement or modify the Closing Statement following its delivery to the Seller.  The Purchaser and the Seller acknowledge that no adjustments shall be made to the Base Amount.  The Purchaser shall deliver the Closing Statement together with copies of other information and documentation used in the calculations thereof, and any other information as may be reasonably requested by the Seller to allow the Seller to review such calculations.  The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with the Accounting Principles, the Working Capital Example and the other terms and conditions set forth in this Agreement, including Section 2.4(f).  If the Purchaser fails to deliver the Closing Statement within forty-five (45) days after the Closing Date, the Seller shall have the right to either (x) deem the Pre-Closing Statement final and binding upon the Parties or (y) initiate the dispute resolution process set forth in Section 2.4(c) with respect to the amounts that would otherwise have been set forth in the Closing Statement.

(c)            The Closing Statement shall become final and binding upon the Parties on the forty-fifth (45th) day following the date on which the Closing Statement is delivered to the Seller, unless the Seller delivers written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Purchaser prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Purchaser on the earlier of (A) the date the Seller and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the fourteen (14)-day period following the delivery of a Notice of Disagreement, the Seller and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If at the end of such fourteen (14)-day period the Seller and the Purchaser have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.4, only matters that remain in dispute.  The Accounting Firm shall be an independent accounting firm that is not a “Big 4” accounting firm and shall be reasonably mutually agreed upon by the Seller and the Purchaser in writing.  The terms of engagement of the Accounting Firm shall be as reasonably mutually agreed upon between the Seller and the Purchaser.  The Seller and the Purchaser shall enter into an engagement letter with the Accounting Firm promptly after its retention, which shall include customary indemnification and other provisions.  The Seller and the Purchaser shall cooperate with the Accounting Firm in all reasonable respects, but no Party will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm.  As promptly as practicable thereafter, the Purchaser and the Seller shall each prepare and submit a presentation to the Accounting Firm.  The Seller and the Purchaser shall use commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Principles and the accounting principles and procedures set forth in this Agreement, and the Accounting Firm is not to make any other determination, including (1) whether GAAP was followed for the Financial Statements, (2) whether any of the Working Capital Target, the Estimated Closing Indebtedness, the Estimated Closing Transaction Expenses, the Estimated Closing D&A Compensation, or the Estimated Working Capital is correct, (3) the accuracy of Section 5.7 or any other representation or warranty in this Agreement or (4) compliance by any Party with any of its covenants, agreements or obligations in this Agreement (other than this Section 2.4).  The Accounting Firm’s decision shall be (x) based solely on written submissions by the Seller and the Purchaser and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Accounting Principles and the accounting principles and procedures set forth in this Agreement and (z) final and binding on all of the Parties absent manifest error.  The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.4 shall be borne pro rata as between the Seller, on the one hand, and the Purchaser, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Purchaser, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.  Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under this Section 2.4 shall not be admissible in evidence in any Action between the Parties other than to the extent necessary to enforce payment obligations under this Section 2.4.

(d)            Upon the determination of the Final Closing Indebtedness, the Final Closing Transaction Expenses, the Final Closing D&A Compensation, and the Final Working Capital, the Estimated Purchase Price shall be increased (any such increase, the “Seller Adjustment Amount”) by the sum of (i) the amount, if any, that the Estimated Closing Indebtedness exceeds the Final Closing Indebtedness, (ii) the amount, if any, that the Estimated Closing Transaction Expenses exceed the Final Closing Transaction Expenses, (iii) the amount, if any, that the Estimated Closing D&A Compensation exceeds the Final Closing D&A Compensation, and (iv) the amount, if any, that the Final Working Capital exceeds the Estimated Working Capital, and the Estimated Purchase Price shall be decreased (any such decrease, the “Purchaser Adjustment Amount”) by the sum of (i) the amount, if any, that the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, (ii) the amount, if any, that the Final Closing Transaction Expenses exceed the Estimated Closing Transaction Expenses, (iii) the amount, if any, that the Final Closing D&A Compensation exceeds the Estimated Closing D&A Compensation, and (iv) the amount, if any, that the Estimated Working Capital exceeds the Final Working Capital.  If the Seller Adjustment Amount exceeds the Purchaser Adjustment Amount, the Purchaser shall, within five (5) Business Days after the Seller Adjustment Amount and the Purchaser Adjustment Amount is determined, make payment by wire transfer of immediately available funds to the Seller in the amount of any such excess.  If the Purchaser Adjustment Amount exceeds the Seller Adjustment Amount, the Seller shall, within five (5) Business Days after the Seller Adjustment Amount and the Purchaser Adjustment Amount is determined, make payment by wire transfer of immediately available funds to the Purchaser in the amount of any such excess.  Upon payment of the amounts provided in this Section 2.4(d), none of the Parties may make or assert any claim under this Section 2.4.

(e)            During the period of time from and after the Closing Date through the final determination of the Seller Adjustment Amount and the Purchaser Adjustment Amount, the Purchaser shall afford, and shall cause the Company, the Company Subsidiaries and other Affiliates of the Purchaser to afford, to the Seller and any accountants, counsel or financial advisers retained by the Seller in connection with the review of the Closing Indebtedness, Closing Transaction Expenses, Closing D&A Compensation, and the Closing Working Capital in accordance with this Section 2.4, direct access during normal business hours upon reasonable advance notice to all the properties, books, Contracts, personnel, Representatives (including the Company’s and the Company Subsidiaries’ accountants) and records of the Company and Company Subsidiaries and such Representatives (including the work papers of the Company’s and Company Subsidiaries’ accountants) reasonably relevant to the review of the Closing Statement and the Purchaser’s determination of the Closing Indebtedness, Closing Transaction Expenses, Closing D&A Compensation, and the Closing Working Capital in accordance with this Section 2.4.

(f)            The Accounting Principles attached as Exhibit A hereto (together with the Working Capital Example attached as Exhibit B hereto) were prepared in good faith by the Seller, in cooperation with the Purchaser, setting forth the various line items used (or to be used) in, and illustrating as of May 31, 2018, the calculation of the Closing Working Capital prepared and calculated on a consolidated basis for the Carrington Entities in accordance with this Agreement.  For all purposes hereunder, the Closing Working Capital, the Estimated Working Capital, and the Final Working Capital and all determinations and calculations by any Person (including the Accounting Firm, as applicable) of such amounts shall in all circumstances be prepared and calculated strictly in accordance with the Accounting Principles without deviation or exception in any manner, or for any reason, whatsoever; provided that such calculations and determinations (1) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (2) shall be based on facts and circumstances as they exist at the Closing, and shall exclude the effect of any act, decision or event occurring on or after the Closing, (3) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP and (4) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

Article 3

THE CLOSING

3.1            Closing; Closing Date.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place by the electronic delivery of documents, or at such other place that the Seller and the Purchaser may agree in writing, at 10:00 a.m. local time, on the third (3rd) day (or if such day is not a Business Day, the next Business Day thereafter) after the date that all of the conditions to the Closing set forth in Sections 9.1, 9.2 and 9.3 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the Party entitled to waive the same, or at such other time, place and date that the Seller and the Purchaser may agree in writing.  Notwithstanding the foregoing, in no event will the Closing occur later than the 10th calendar day of any month.  The date upon which the Closing occurs is referred to herein as the “Closing Date.”  The Closing shall be deemed effective for all purposes as of 12:01 a.m. Pacific time on the Closing Date at the place of the Closing (the “Effective Time”).

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller represents and warrants to the Purchaser as follows:

4.1            Organization.  The Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2            Binding Obligations.  The Seller has all requisite corporate authority and power to execute, deliver and perform each Ancillary Agreement to which it is or will be a party and this Agreement and to consummate the transactions contemplated hereby and the execution, delivery and performance by the Seller of each Ancillary Agreement to which it is or will be a party and this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize the execution and delivery and performance of each Ancillary Agreement to which it is or will be a party and this Agreement by the Seller.  Each Ancillary Agreement to which the Seller is or will be a party and this Agreement have been duly executed and delivered by the Seller, and assuming that each Ancillary Agreement to which the Seller is or will be a party and this Agreement constitutes or will constitute the legal, valid and binding obligations of the Purchaser, constitutes or will constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

4.3            No Defaults or Conflicts.  The due execution, delivery and performance by the Seller of the Ancillary Agreements to which the Seller is or will be a party and this Agreement and the consummation by the Seller of the transactions contemplated hereby (a) do not and will not result in any violation of the applicable organizational documents of the Seller, (b) do not and will not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract to which the Seller is a party or by which it is bound or to which its properties are subject, and (c) do not and will not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over either Seller; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that, individually or in the aggregate, would not reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby.  For the avoidance of doubt, no representation or warranty is made in this Section 4.3 with respect to Educational Approvals or Educational Consents.

4.4            No Governmental Authorization Required.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the due execution, delivery and performance by the Seller of each Ancillary Agreement to which it is or will be a party and this Agreement and the consummation by the Seller of the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated hereby.  For the avoidance of doubt, no representation or warranty is made in this Section 4.4 with respect to Educational Approvals or Educational Consents.

4.5            Capitalization.  Except as set forth on Schedule 4.5, the Seller is and will be on the Closing Date the record and beneficial owner and holder of all of the Membership Interests, free and clear of all Encumbrances, other than Permitted Encumbrances.  Other than the Membership Interests, the Seller does not hold any other Equity Interests or rights to acquire Equity Interests in the Company or any Company Subsidiary.

4.6            Litigation.  Other than Educational Agency Actions, which are addressed in Section 5.21(a)(v), there is no Action pending or, to the knowledge of the Seller, threatened against the Seller, which seeks to prevent the Seller from consummating the transactions contemplated by this Agreement.

4.7            Brokers.  No broker, finder or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or any action taken by the Seller.

4.8            Exclusivity of Representations.  The representations and warranties made by the Seller in this Agreement are the exclusive representations and warranties made by the Seller.  The Seller hereby disclaims any other express or implied representations or warranties.  The Seller is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Seller or the Carrington Entities.

Article 5

REPRESENTATIONS AND WARRANTIES RELATING TO THE CARRINGTON ENTITIES

With respect to the Carrington Entities, the Seller hereby represents and warrants to the Purchaser as follows:

5.1            Organization and Qualification.  Each Carrington Entity is duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.  Each Carrington Entity has all requisite organizational power and authority to own, lease and operate their respective properties and carry on the System as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Carrington Entity is qualified, licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Carrington Entity has delivered or made available to the Purchaser true and correct copies of the certificate of incorporation or certificate of formation and bylaws or operating agreement, in each case as applicable, of such Carrington Entity, as in effect on the date hereof.

5.2            Capitalization of the Carrington Entities.  Schedule 5.2 sets forth a complete and accurate list of the authorized, issued and outstanding Equity Interests of each of the Carrington Entities.  There are no irrevocable proxies and no voting agreements with respect to any Equity Interests of any Carrington Entity.

5.3            No Subsidiaries.  Other than the Company’s ownership of the Equity Interests of each Company Subsidiary as set forth on Schedule 5.2, no Carrington Entity owns, directly or indirectly, any Equity Interests of any Person.

5.4            Binding Obligation.  Each of the Carrington Entities has all requisite corporate authority and power to execute, deliver and perform each Ancillary Agreement to which it is or will be a party (if any) and this Agreement and to consummate the transactions contemplated hereby.  Each Ancillary Agreement to which each of the Carrington Entities is or will be a party (if any), this Agreement and the consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all required corporate action on the part of the Carrington Entities and no other corporate proceedings on the part of the Carrington Entities are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.  Each Ancillary Agreement to which any of the Carrington Entities is or will be a party (if any) has been or will be duly executed and delivered by each of the Carrington Entities  and, assuming that such Ancillary Agreement(s) constitutes the legal, valid and binding obligation of the Purchaser, constitute the legal, valid and binding obligation of each of the Carrington Entities, enforceable against such Carrington Entities in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

5.5            No Defaults or Conflicts.  Except as set forth in Schedule 5.5, the due execution, delivery and performance by each of the Carrington Entities of the Ancillary Agreements to which such Carrington Entities are or will be a party (if any) and this Agreement and the consummation by the Carrington Entities of the transactions contemplated hereby (i) do not and will not result in any violation of the certificate of incorporation, certificate of formation, bylaws or operating agreement of any Carrington Entity, (ii) do not and will not in any material respect conflict with, result in the loss of any material benefit under, result in the termination, modification or cancellation of or a right of termination, modification or cancellation under, or accelerate the performance required under, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract or Lease (subject to any applicable consent rights of a lessor under a Lease), and (iii) do not and will not violate in any material respect any existing applicable Law or Order of any Governmental Authority having jurisdiction over any Carrington Entity.  For the avoidance of doubt, no representation or warranty is made in this Section 5.5 with respect to Educational Approvals or Educational Consents.

5.6            No Governmental Authorization Required.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Carrington Entities in connection with the due execution, delivery and performance by the Carrington Entities of each Ancillary Agreement to which any of such Carrington Entities is or will be a party (if any) and this Agreement and the consummation by the Carrington Entities of the transactions contemplated hereby.  For the avoidance of doubt, no representation or warranty is made in this Section 5.6 with respect to Educational Approvals or Educational Consents.

5.7            Financial Statements; No Undisclosed Liabilities; Financial Accounts.

(a)            The Seller has made available to the Purchaser complete and correct copies of the unaudited Balance Sheet and the related unaudited statement of income for the fiscal years ended June 30, 2016 and 2017 and the eleven (11)-month period ended as of the Balance Sheet Date of the Carrington Entities (the “Financial Statements”).  The Financial Statements (A) have been prepared from, are in accordance with and accurately reflect the books and records of the Carrington Entities in all material respects (except as may be indicated in the notes thereto), (B) fairly present in all material respects the financial position, assets, liabilities, revenues and expenses and results of operations of the System as of the respective dates or for the respective time periods set forth therein, and (C) have been prepared in accord with the corporate books and records of the Carrington Entities and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except for the absence of notes thereto and for normal and recurring year-end adjustments as set forth on the Financial Statements).  This Section 5.7 is qualified by the fact that the Carrington Entities and the System have not operated as a separate “stand alone” entity within the Seller.  The Carrington Entities and the System have been allocated certain charges and credits for purposes of the preparation of the Financial Statements, as described therein.  Such allocations of charges and credits do not necessarily reflect the actual amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Carrington Entities and the System operated as an independent enterprise.

(b)            The Seller maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting related to the System.  Seller (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Seller related to the System in the reports that the Seller files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Seller’s auditors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information related to the System and (B) any Fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

(c)            Except as set forth on Schedule 5.7(c), the Carrington Entities do not have any Liabilities that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet in accordance with GAAP, consistently applied in accordance with past practice, and that were not so reflected, reserved against or described therein, other than Liabilities (a) disclosed in the Financial Statements, (b) incurred after the Balance Sheet Date in the Ordinary Course of Business consistent with past practice and included in the calculation of Working Capital, (c) incurred under this Agreement or in connection with the transactions contemplated hereby, and (d) that would not reasonably be expected, individually or in the aggregate, to be material.  The Carrington Entities do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Exchange Act.

5.8            Intellectual Property.

(a)            Schedule 5.8(a) contains a list of all (i) issued patents and pending patent applications, (ii) registered Trademarks, (iii) copyright registrations and applications, and (iv) Domain Name registrations, in each case, owned by any of the Carrington Entities (collectively, the “System Registered Intellectual Property”).

(b)            Schedule 5.8(b) contains a list of all written license agreements relating to the System Intellectual Property to which any Carrington Entity is a party (other than COTS Licenses) (each such license agreement, an “IP License”).

(c)            (i) The Carrington Entities are the sole and exclusive owners of the System Registered Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) no Action is pending, or to the knowledge of Seller, is threatened, which challenges the validity, enforceability, registration, ownership or use of any of the System Registered Intellectual Property.

(d)            To the knowledge of the Seller, each item of the System Registered Intellectual Property (other than applications for System Registered Intellectual Property) is valid and subsisting as of the date of this Agreement.  The Carrington Entities have made all filings and payments and taken all other actions required to be made or taken to maintain each item of the System Registered Intellectual Property in full force and effect by the applicable deadline and otherwise in accordance with all applicable Law.

(e)            As of immediately prior to the Closing, the Carrington Entities own or have a valid right to access and use all material Intellectual Property needed by the Carrington Entities to conduct the System in substantially the manner currently conducted (the “System Intellectual Property”).

(f)            The Carrington Entities have not in the past three (3) years infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property of any other Person and the conduct of the System by the Carrington Entities does not infringe, misappropriate, dilute, or otherwise violate, any Intellectual Property of any other Person.  No infringement, misappropriation or similar claim or Action is pending or, to the knowledge of the Seller, threatened in writing against the Carrington Entities or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Carrington Entities with respect to such claim or Action.  Neither Seller nor the Carrington Entities have received any written charge, complaint, claim, demand, or notice since July 1, 2015 alleging any infringement, misappropriation, dilution, or other violation of the Intellectual Property of any other Person by Seller or any of the Carrington Entities in their conduct of the System which has not been fully resolved.  To the knowledge of the Seller, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property owned by the Carrington Entities.

(g)            The representations in this Section 5.8 are the sole and exclusive representations made by Seller with respect to any matters relating to Intellectual Property, Company IT Systems and/or Business Data.

(h)            As of immediately prior to the Closing, the Carrington Entities own or have a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by the Carrington Entities (the “Company IT Systems”).  Other than as set forth on Schedule 5.8(h), the consummation of the transactions contemplated herein will not impair or interrupt in any material respect: (i) the Carrington Entities’ access to and use of, or its right to access and use, the Company IT Systems or any third party databases or third party data used in connection with the business of the Carrington Entities as currently conducted; and (ii) to the extent applicable, the Carrington Entities’ customers’ (including student’s) access to and use of the Company IT Systems. The Seller and the Carrington Entities have taken reasonable steps in accordance with normal industry standards to secure the Company IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems.  All Company IT Systems have been available and continuously operating in an error free manner during the three (3) years immediately preceding the date of this Agreement in all material respects.  During the three (3) years immediately preceding the date of this Agreement, there: (x) have been, to the knowledge of the Seller, no material unauthorized intrusions or breaches of security with respect to the Company IT Systems that would give rise to any obligation to notify individuals or Governmental Authority or Educational Agency under applicable Law; (y) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Company IT Systems.

(i)            The Carrington Entities’ use or handling of Business Data does not, and at all times during the three (3) years immediately preceding the date of this Agreement  did not, violate any Law applicable to the collection, use, and disclosure of Business Data in any material respect.  To the knowledge of the Seller, the Carrington Entities have not received any written notice from Governmental Authorities that the Carrington Entities are or may be in violation of any data privacy or data security related Law.  The Carrington Entities have not distributed any Business Data in material breach of any Contract.  At all times during the three (3) years immediately preceding the date of this Agreement: (i) the Carrington Entities have posted privacy policies as necessary to comply in all material respects with applicable Law governing the Carrington Entities’ use and collection of Personally Identifiable Information in a manner viewable by those individuals who either have Personally Identifiable Information handled by the Carrington Entities or use the Carrington Entities’ websites; and (ii) all of such privacy policies accurately described the Carrington Entities’ use, collection and distribution of any Personally Identifiable Information in all material respects.  The Carrington Entities’ operation of its business at all times during the three (3) years immediately preceding the date of this Agreement has been consistent in all material respects with the then current version of the Carrington Entities’ privacy policy posted online by the Carrington Entities.  The Carrington Entities have taken reasonable steps in accordance with normal industry practices to secure its websites and Business Data from unauthorized access or unauthorized use by any Person.  To the knowledge of the Seller, none of Business Data or the Carrington Entities’ websites have been the target of any material successful unauthorized access, denial-of-service assault or other attack that would give rise to any obligation to notify individuals or any Governmental Authority or Educational Agency under applicable Law.

5.9            Compliance with the Laws.  Since July 1, 2015, the Carrington Entities have been in material compliance with all Laws applicable to the Carrington Entities, and no Action has been filed or commenced and is continuing against the Carrington Entities, and the Carrington Entities have not received any written notice or other written communication, alleging that the Carrington Entities are not in compliance with any such Law. No event has occurred since July 1, 2015, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by the Carrington Entities of, or a material failure on the part of the Carrington Entities to comply with, any Law applicable to the Carrington Entities. Except as set forth on Schedule 5.9, since July 1, 2015, the Carrington Entities have held and are in material compliance with all permits, certificates, licenses, approvals, registrations and authorizations necessary to operate the System in substantially the manner currently conducted (collectively, “Permits”).  No representation or warranty is given under this Section 5.9 with respect to Tax matters, employee benefits matters, environmental matters, or compliance with Educational Laws which are covered exclusively under Sections 5.12, 5.13, 5.15 or 5.21 respectively.

5.10            Contracts.

(a)            Schedule 5.10(a) sets forth a list, as of the date hereof, of all Contracts (other than Benefit Plans, Leases, IP Licenses, and student enrollment agreements, which shall not constitute Material Contracts) to which the Carrington Entities are a party and to which their respective assets or properties are subject or bound as of the date hereof (collectively, such Contracts referred to herein as the “Material Contracts”), which:

(i)            the Carrington Entities have been required to make minimum aggregate payments under of more than $100,000 during the fiscal year ended June 30, 2017 or which the Carrington Entities reasonably anticipate will, in accordance with the terms of such Contract, involve aggregate payments by the Carrington Entities in excess of $150,000 within the twelve (12) month period from and after the date hereof (other than purchase orders entered into in the Ordinary Course of Business);

(ii)            the Carrington Entities have received minimum aggregate payments under of more than $100,000 during the fiscal year ended June 30, 2017 or which the Carrington Entities reasonably anticipate will, in accordance with the terms of such Contract, involve aggregate payments to the Carrington Entities in excess of $100,000 within the twelve (12) month period from and after the date hereof (other than purchase orders entered into in the Ordinary Course of Business);

(iii)            are partnership, joint venture or similar agreements;

(iv)            are Contracts regarding acquisitions or dispositions of a material portion of the assets of the System that contain any ongoing or continuing obligations thereunder (including any indemnification obligations);

(v)            are Contracts that contain non-competition, exclusivity or other similar restrictive provisions restricting the operations of the System in any material respect following the Closing;

(vi)            involve any standstill or similar arrangement in effect on the date hereof;

(vii)            grant to any third party a right of first refusal, first offer or first negotiation of any kind related to the System;

(viii)            the Carrington Entities have granted any exclusive marketing, sales representative relationship, franchising consignment or distribution right to any third party;

(ix)            are collective bargaining agreements or other Contracts with any labor union or association representing any System Employee;

(x)            are Contracts with any Governmental Authority;

(xi)            are Contracts for the purchase or sale of real property;

(xii)            are Contracts relating to any Indebtedness with a principal amount in excess of $150,000, other than Contracts solely among the Carrington Entities or among the Carrington Entities and the Seller or any of its Affiliates;

(xiii)            are Contracts that are a mortgage, security agreement, capital lease or similar agreement that creates or grants an Encumbrance on any property or assets that are material to the Carrington Entities, taken as a whole;

(xiv)            are Contracts, or a series of related Contracts, providing for capital expenditures in excess of $100,000;

(xv)            are Contracts under which any Carrington Entity has made, or that obligates any Carrington Entity to make, a loan or capital contribution to, or investment in, any Person, other than advances to employees in the ordinary course of business;

(xvi)            are Contracts with any affiliate inquiry providers; and

(xvii)            are broker, distributor or dealer Contracts.

(b)            With respect to each Material Contract, neither the Carrington Entities, on one hand, nor, to the knowledge of the Seller, any other party to any such Material Contract, on the other hand, is in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Carrington Entities, to the knowledge of the Seller, any other party. Furthermore, with respect to each Material Contract, (i) such Material Contract is in full force and effect, constitutes a valid and binding obligation of the applicable Carrington Entity and, to the knowledge of the Seller, each other party thereto, and is enforceable against each of them in accordance with its terms, except for the Equitable Exceptions; (ii) no event has occurred or circumstance exists which (with or without notice or lapse of time or both) would constitute a breach of or default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract; (iii) no Carrington Entity has provided to or received from any counterparty thereto any written notice regarding any actual or alleged breach of or default under (or of any condition which with the passage of time or the giving of notice or both would cause a breach of or default under) such Material Contract; and (iv) no Carrington Entity has provided to or received from any counterparty thereto any written notice announcing, contemplating or threatening to, and no Carrington Entity is otherwise aware of any intention by any counterparty thereto to: (A) terminate (other than Material Contracts that are expiring pursuant to their terms) or not renew such Material Contract, (B) seek the renegotiation of such Material Contract in any material respect, or (C) substitute performance under such Material Contract in any material respect.  The Carrington Entities have delivered or made available to the Purchaser true, correct and complete copies of all written Material Contracts (including all amendments thereto).

5.11            Litigation.  Other than Educational Agency Actions, which are addressed in Section 5.21(a)(v), except as set forth on Schedule 5.11, as of the date hereof, there are no Actions pending, or to the knowledge of the Seller, threatened against any of the Carrington Entities or, to the knowledge of the Seller, any of their respective officers, directors, managers or employees (in their capacity as such) or any portion of their respective assets or properties.  To the knowledge of the Seller, no event has occurred, and no circumstance exists, that is reasonably likely to lead to such an Action. Except as set forth on Schedule 5.11, as of the date hereof, there has been no Order purporting to enjoin or restrain the execution, delivery and performance by the Seller of the transactions contemplated hereby or that would result in Liability to the System nor are the Carrington Entities otherwise subject to any Order of, or settlement agreement with or subject to, any Governmental Authority. There are no unsatisfied judgment, penalty or award, in each case against or affecting the Carrington Entities or any of its properties or assets.

5.12            Taxes.  Except as set forth on Schedule 5.12,

(a)            Timely Filing of Tax Returns.  All material Tax Returns required to be filed by or with respect to the Carrington Entities have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

(b)            Payment of Taxes.  The Carrington Entities, within the time and in the manner prescribed by applicable Law, have paid all Taxes that are due and payable (whether or not shown as due on a filed Tax Return) prior to the Closing.

(c)            No Tax Liens.  There are no Encumbrances for Taxes on any of the assets of the Carrington Entities other than Permitted Encumbrances.

(d)            Withholding Taxes.  The Carrington Entities have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes and have, within the times and in the manner prescribed by applicable Law, withheld and paid over to proper Governmental Authorities on a timely basis all  amounts required to be withheld and paid over with respect to amounts owing to any employee, independent contractor, creditor, stockholder, or other third party.  All required Forms W-2 and 1099 have been properly completed and timely filed.

(e)            Audits.  No proceeding concerning any Taxes or Tax Return of the Carrington Entities is pending or being conducted or, to the knowledge of the Seller, has been threatened in writing, claimed in writing or raised in writing by a Governmental Authority.  None of the Carrington Entities’ Tax Returns are being, or within the past five (5) years have been, audited, are currently the subject of an audit or, to the knowledge of the Seller, are subject of an inquiry by any Governmental Authority.  The Seller has made available to the Purchaser copies of all income Tax Returns (and similar Taxes imposed in lieu thereof) and other Tax Returns, examination reports, audits and statements of deficiencies filed, assessed against, or agreed to by the Carrington Entities since January 1, 2015.

(f)            Claims by Governmental Authorities.  During the preceding three (3) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where the Carrington Entities do not file Tax Returns that it or its assets are or may be subject to taxation by that jurisdiction.  Neither any of the Carrington Entities nor any of their respective Affiliates has entered into any voluntary disclosure agreements with any Governmental Authority regarding Taxes.

(g)            Consolidated Groups.  None of the Carrington Entities is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Seller.  None of the Carrington Entities (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Seller or its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (excluding for this purpose any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes such as a credit agreement or a lease).

(h)            No Prior Spin-Offs.  No Carrington Entity has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any Carrington Entity  been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(i)            Statutes of Limitations.  No Carrington Entity has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect. No “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), private letter rulings, technical advice memoranda or similar Contracts or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Carrington Entities.

(j)            No Listed Transactions.  Seller has not entered into any transaction that is or would be part of any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(k)            Unpaid Taxes.  The unpaid Taxes of the Carrington Entities (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of the Carrington Entities in filing their Tax Returns.

(l)            No Adjustments.  The Carrington Entities have not had an application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  No Governmental Authority has proposed any such adjustment or change in accounting method.

(m)            No Inclusion.  None of the Carrington Entities will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in the U.S. Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(n)            No Other Representations and Warranties.  The representations and warranties set forth in this Section 5.12, and the representations and warranties relating to Taxes in Section 5.13, are the exclusive representations and warranties made by the Seller with respect to Tax matters.

5.13            Employee Benefit Plans.

(a)            Schedule 5.13(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, phantom stock, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to, by the Carrington Entities or any ERISA affiliate for the benefit of any System Employee or under which the Carrington Entities or any ERISA Affiliate has or may have any present or future material Liability with respect to any System Employee (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)).  All such plans, agreements, programs, policies and arrangements set forth on Schedule 5.13(a) shall be collectively referred to as the “Benefit Plans.” With respect to each Benefit Plan, the Carrington Entities have delivered or made available to Purchaser: (i) a complete and correct copy of such plan or plan documents, as applicable, or a summary of such plan; (ii) the most recent Internal Revenue Service determination letter, if applicable; (iii) the current summary plan description, if applicable; (iv) the most recent actuarial valuation report, if applicable; (v) the most recent annual report (Form 5500, with all applicable attachments); and (vi) all related trust agreements that implement each Benefit Plan.

(b)            Neither the Carrington Entities nor any ERISA Affiliate has ever been a participating employer in, made contributions to or been obligated make contributions to any Multiemployer Plan.  Neither the Carrington Entities nor any ERISA Affiliate (i) has any unsatisfied obligations in respect of a past complete or partial withdrawal from a Multiemployer Plan, or (ii) has, as of the date of this Agreement, received any written notification from the sponsor of any Multiemployer Plan that such Multiemployer Plan is either in critical or endangered status within the meaning of Code Section 432.  Neither the Carrington Entities nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c)            (i) Each Benefit Plan has been established and administered  in accordance with its terms in all material respects, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws, (ii) each Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and, to the knowledge of the Seller, nothing has occurred that could reasonably be expected to cause the loss of such qualification, and (iii) no Benefit Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing, medical, dental, vision or other welfare benefit insurance coverage for any System Employees or former employees, their spouses, or their dependents or beneficiaries for any period of time beyond termination of employment (except to the extent of coverage required under Section 4980B of the Code or Title I, Part 6, of ERISA (“COBRA”)).

(d)            Except as set forth on Schedule 5.13(d), neither the Carrington Entities nor any ERISA Affiliate has been liable at any time for contributions to a plan that is or has been at any time subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. Neither the Carrington Entities nor any ERISA Affiliate or, to the knowledge of the Seller, any other Person has engaged in a prohibited transaction, breached any fiduciary duty or violated any Law applicable to the Benefit Plans and related funding arrangements.  Any contributions, including salary deferrals, required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been (and will be) properly reflected on the Carrington Entities’ balance sheet in the Financial Statements.

(e)            No union contracts or agreements between the Carrington Entities and any collective bargaining group are currently in effect, nor have any such contracts ever been in effect, and no arbitration or grievance proceedings exist.

(f)            With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Seller, threatened and (ii) to the knowledge of the Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g)            The Carrington Entities are not a party to any Contract or Benefit Plan that could result separately or in the aggregate, whether based solely on the transactions contemplated under this Agreement or in combination with any other event, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)            No 401(k) Plan or pension plan sponsored or maintained by the Carrington Entities or the Seller will provide any System Employees with any continuing rights thereunder, and the Carrington Entities have made, or will make in accordance with the terms of the 401(k) Plan and all applicable Laws, all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan or pension plan; (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to the Closing Date; and (iii) for employer matching contributions (if any) for the period prior to the Closing Date.

5.14            Employee and Labor Matters.  From July 1, 2015 through (and including) the date of this Agreement, (i) there has not been nor is there pending or, to the knowledge of the Seller, threatened, any labor strike, walk-out, slowdown, work stoppage or lockout with respect to any Carrington Entity, (ii) the Carrington Entities have not received written notice of any unfair labor practice charges against the Carrington Entities that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority and (iii) the Carrington Entities have not received written notice of any pending or in progress and, to the knowledge of the Seller, there are no threatened, Actions in connection with the Carrington Entities before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices.  The Carrington Entities have made available to or provided the Purchaser a true and correct copy of each such System Employee’s employment Contract, if any (other than offer letters relating to employment at will that can be terminated by the Carrington Entities at any time without liability thereunder), and all such employment agreements, if any, are listed on Schedule 5.14. Schedule 5.14 also sets forth any employment, retention, severance or related agreements providing for any change-in-control, transaction bonus, retention or similar provisions that may be implicated in connection with the transactions contemplated by this Agreement and/or other events.  Since July 1, 2015, the Carrington Entities have not received services from (i) any individual whom the Carrington Entities did not treat as a common-law employee, including any individual treated as an independent contractor, but who should have been treated as a common-law employee, or (ii) any individual who constituted a leased employee of the Carrington Entities under Section 414(n) of the Code.  The Carrington Entities (i) are in compliance in all material respects with all applicable Laws, agreements and contracts relating to the System Employees, workplace practices, and terms and conditions of employment with or retention by the Carrington Entities, including all such Laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity and wrongful discharge, (ii) are in all material respects in compliance with all applicable Laws, agreements and contracts relating to independent contractors, temporary agency employees and “leased” employees (within the meaning of Section 414(n) of the Code), and (iii) have timely obtained or prepared and, if applicable, filed all appropriate forms (including United States Citizenship and Immigration Services Form I-9) required by any relevant Law or Governmental Authority.  The Carrington Entities are not engaged in any unfair labor practice. Since July 1, 2015, the Carrington Entities have properly classified all applicable Persons as employees, independent contractors, leased employees or as persons exempt from overtime pay. The Carrington Entities have provided to Purchaser a complete and correct list of all employees of and consultants to the Carrington Entities which sets forth the following information with respect to each:  (i) name; (ii) title or position; (iii) the entity or entities by which such individual is employed; (iv) hire date; (v) current annual or hourly base compensation rate; (vi) commission, bonus, incentive compensation, or other similar compensation paid for fiscal year 2017; (vii) all accruals or commitments (whether oral or written) to pay commissions, bonuses, incentive compensation, or other similar compensation for the current year; (viii) accrued but unused vacation or paid time off; (ix) active or inactive status and, if applicable, the reason for inactive status; (x) accrued but unused sick days; (xi) full-time or part-time status; (xii) exempt or non-exempt status; (xiii) employment location; and (xiv) to the knowledge of the Seller, any union affiliation.

5.15            Environmental Compliance. (i) The Carrington Entities are in material compliance with applicable Environmental Laws, (ii) the Carrington Entities have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their respective requirements, (iii) there are no pending or, to the knowledge of the Seller, threatened, Environmental Claims against the Leased Real Property, (iv) there have been no Releases of Hazardous Substances at, on or under any currently Leased Real Property that is reasonably likely to give rise to Liability under Environmental Laws, (v) the Carrington Entities have not received written notice of any pending or, to the knowledge of the Seller, threatened Action from any Governmental Authority or third party that remain outstanding alleging that the Carrington Entities are in violation of, or have Liability under, applicable Environmental Laws, (vi) the Carrington Entities have no ongoing obligation pursuant to a consent decree or other settlement for an alleged violation of or Liability under applicable Environmental Laws, and the Carrington Entities have not undertaken any action regulated under Environmental Laws, including any remediation, pursuant to a contractual indemnity in favor of a third party, and (vii)  there are no claims pending or, to the knowledge of the Seller, threatened against the Carrington Entities with respect to Releases of Hazardous Substances at, on, or under the Leased Real Property.  The representations and warranties set forth in this Section 5.15 are the exclusive representations and warranties made by the Seller with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.

5.16            Insurance.

(a)            Schedule 5.16(a) sets forth a complete and accurate list of all Insurance Policies, setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer; (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.

(b)            There have been no gaps in insurance coverage that could expose the Carrington Entities to uninsured liability for events that occurred.

(c)            With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) the Carrington Entities and, to the knowledge of the Seller, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums for such Insurance Policy have been paid in full; (iv) the Carrington Entities will not be liable for retroactive premiums or similar payments under such Insurance Policy; and (v) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).

(d)            Neither the Carrington Entities nor, to the knowledge of the Seller, any other Person, has received any written notice regarding any actual or possible cancellation or termination of, premium increase with respect to, or alteration of coverage under, any such Insurance Policy.

5.17            Real Property.

(a)            As of the date hereof, the Carrington Entities do not own any real property.  Schedule 5.17(a)(i) sets forth an accurate and complete list of each Lease for the Leased Exclusive Property including, with respect to each Leased Exclusive Property, the street address, term (including any options for renewal), overall base rent and base rent payable by the Carrington Entities.  Schedule 5.17(a)(ii) sets forth an accurate and complete list of each Lease for the Leased Shared Property including, with respect to each Leased Shared Property, the street address, term (including any options for renewal), overall base rent and base rent payable by the Carrington Entities.

(b)            Except as set forth on Schedule 5.17(b), (i) no Persons other than the Carrington Entities have the right to use any Leased Exclusive Property and there are no facilities or services at the Leased Exclusive Property which are used in connection with any Retained Business; (ii) no Persons other than the Carrington Entities or any of their respective Affiliates conducting any Retained Business at the Leased Shared Property have the right to use the real property described in clause (a) of the definition of “Leased Shared Property”; and (iii) no Persons other than the Carrington Entities and the third parties described in clause (b)(ii) of the definition of “Leased Shared Property” have the right to use the real property described in clause (b) of the definition of “Leased Shared Property.”  There are no pending or, to the knowledge of the Seller, threatened condemnation proceedings, expropriation proceedings or other proceedings in eminent domain relating to any Leased Real Property.  The Carrington Entities have a valid leasehold interest in all of the Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

(c)            Each Lease is a valid and binding agreement of the relevant Tenant Party, enforceable in accordance with its terms, except for the Equitable Exceptions.  None of the Tenant Parties is in default of, or has received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by such Tenant Party under any Lease.  To the knowledge of the Seller, no other party to a Lease is in default of such Lease.  The Seller has delivered to Purchaser a true and complete copy of each Lease and all guaranties and other agreements with respect thereto to the extent in the Carrington Entities’ possession and readily available.  The Tenant Parties enjoy peaceful and undisturbed possession or quiet enjoyment under the Leases, and, to the knowledge of the Seller, there are no disputes pending or threatened with respect to any Lease.  Other than (i) those agreements, arrangements or understandings that are contemplated by this Agreement and the Ancillary Agreements, and (ii) any agreements for sublease, license, holding, use or occupancy that would not reasonably be expected, individually or in the aggregate, to materially interfere with the conduct of the System in substantially the manner currently conducted, no Tenant Party has subleased, licensed or otherwise granted any Person (other than (A) the Purchaser, (B) in the case of the real property described in clause (a) of the definition of “Leased Shared Property”, the Carrington Entities or any of their respective Affiliates conducting any Retained Business at such Leased Shared Property, and (C) in the case of the real property described in clause (b) of the definition of “Leased Shared Property”, the third parties described in clause (b)(ii) of the definition of “Leased Shared Property”).

(d)            The representations and warranties in this Section 5.17 are the sole and exclusive representations made by the Seller with respect to any matters relating to the Leases.

5.18            Affiliate Transactions.  Except as set forth on Schedule 5.18, and except for the Shared Contracts, Shared Assets and Systems and Leases, no Affiliate of the Carrington Entities (a) is a party to any Contract with the Carrington Entities or has any interest in any property used by the System, (b) provides to, or is provided by, the System any services, including financial services or products, or (c) has borrowed money from or loaned money to any Carrington Entity that is currently outstanding.

5.19            Absence of Certain Developments.  Except as otherwise contemplated by this Agreement, during the period from the Balance Sheet Date to the date of this Agreement, (a) the Carrington Entities have conducted the System in the Ordinary Course of Business in all material respects (other than with respect to the sale process in connection with the transactions contemplated by this Agreement) and (b) there has been no Material Adverse Effect.

5.20            Brokers.  No broker, finder or similar intermediary has acted for or on behalf of the Seller or the Carrington Entities in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or the Carrington Entities or any action taken by the Seller or the Carrington Entities.

5.21            Education Regulatory Matters.

(a)            Set forth on Schedule 5.21(a) is a complete list of each School to be acquired by Purchaser, including each School’s main and additional locations.  Since July 1, 2016 (the “Compliance Date”):

(i)            Each School has maintained all Educational Approvals from Educational Agencies necessary to operate the School in the manner it was or is operated, including Educational Approvals necessary to offer its educational programs and to operate its locations.  Except as set forth on Schedule 5.21(a)(i), neither Seller nor any School has received any written notice that the School is in violation in any material respect of any of the terms or conditions of any Educational Approval, or alleging the failure to hold or obtain any Educational Approval required by any applicable Educational Law.  Set forth in Schedule 5.21(a)(i) is a true, correct, and complete list of all current Educational Approvals issued to the Schools, as well as the applicable expiration date for each such approval.

(ii)            Each educational program offered by the Schools for which Title IV Program funds have been provided has been and is (i) an “eligible program” as defined by DOE and has been offered in material compliance with the requirements of 34 C.F.R. §§ 668.8, 668.9 and 668.14(b)(26), including the requirements regarding the length of educational programs, (ii) approved by the School’s institutional Accrediting Body or included within the scope of the School’s grant of accreditation from its institutional Accrediting Body, (iii) accredited programmatically by a programmatic Accrediting Body if such accreditation is required by an Educational Agency or Governmental Authority in the state in which the educational program is offered, and (iv) in compliance in all material respects with applicable educational prerequisites for professional licensure, and certification requirements, imposed by any Educational Agency or Governmental Authority in the state in which the educational program is offered in order for a graduate to be qualified to work, or find employment in, an occupation for which the School represents or has represented the educational program prepares the student to enter.

(iii)            Schedule 5.21(a)(iii) lists all certification or licensure tests for which the Company or any School represents or has represented in writing its educational programs prepare students since the Compliance Date.  Except as set forth on Schedule 5.21(a)(iii), since the Compliance Date, no School has received written communication from any applicable licensing body indicating that pass rates for graduates of such School are insufficient or otherwise unacceptable to allow such graduates to sit for any licensing examination, and no applicable licensing body has issued a communication stating its intent to the Company or the Schools to revoke the eligibility of any Schools’ graduates to take any such licensing examination.

(iv)            Each School has been in material compliance with all applicable Educational Laws and the terms and conditions of all Educational Approvals issued to or held by such School.  No School has been subject to any adverse action by any Educational Agency to revoke, withdraw, deny, suspend, condition, or limit an Educational Approval (including being directed to show cause why an Educational Approval should not be revoked, withdrawn, conditioned, suspended or limited), and there are no proceedings pending, nor, to the knowledge of the Seller, threatened, to revoke, withdraw, suspend, materially limit, materially condition, or place on probation any Educational Approval, or to require any School to show cause why any Educational Approval should not be revoked.

(v)            Except as set forth on Schedule 5.21(a)(v), there has been no Action, compliance audit, program review or investigation initiated by or before any Educational Agency, including any entity that administers any Student Financial Assistance program, relating to the Seller, the Carrington Entities, or any School (each, an “Educational Agency Action”).  Except as set forth in Schedule 5.21(a)(v), to the knowledge of Seller, none of Seller, the Carrington Entities, or any School has received written notice of any fact, circumstance, or omission concerning the Seller, the Carrington Entities, or any School that is reasonably likely to lead to any non-routine Educational Agency Action.

(vi)            Each School has satisfied, in all material respects, the definition of, a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5.

(vii)            Each School has been a party to, and been in compliance in all material respects with, a valid and effective PPA with the DOE.

(viii)            Each School has complied in all material respects with all requirements of 34 C.F.R. § 600.9 to the extent such requirements are or were validly in effect.

(ix)            Seller and the Schools have complied in all material respects with the applicable requirements of 34 C.F.R. Part 668 Subpart F.  Without limiting the generality of the foregoing, since the Compliance Date, each School has complied in all material respects with any Educational Laws regarding misrepresentation, and (i) has not included in its catalogs, advertising literature, or other marketing materials any reference to any Educational Approval which the School did not at the time possess, or (ii) misrepresented to prospective or enrolled students that any academic program provided by the School prepares students for any certification, licensure or employment test for which the School is or was not qualified or authorized to prepare students.

(x)            No School has received greater than 90% of its revenues from the Title IV Programs in any fiscal year, as such percentage is required to be calculated in material compliance with 34 C.F.R. §§ 668.14 and 668.28.

(xi)            Each School has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22) regarding the payment of any commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.

(xii)            Each School has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in material compliance with all applicable Educational Laws.

(xiii)            Schedule 5.21(a)(xiii) sets forth, to the knowledge of the Seller, a correct and complete list of each School’s official cohort default rates, as calculated by the DOE pursuant to 34 C.F.R. Part 668 Subpart N, for the three most recently completed federal fiscal years for which such official rates have been published, together with the System’s most recently issued draft cohort default rate.

(xiv)            For the fiscal years ended since the Compliance Date, the Schools have satisfied in all material respects the standards of financial responsibility in accordance with 34 C.F.R. §§ 668.171-175, as applicable.  The DOE has not required or requested that any School, the System, or the Carrington Entities on behalf of the System, post a letter of credit or bond or other form of surety with respect to any School or the System for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any School or the System process Title IV Program funds under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(c) or (d)(2).

(xv)            The Schools have at all times complied with the limitations in 34 C.F.R. § 600.7.  To the knowledge of Sellers, since the Compliance Date, no School has provided any portion of an education program by correspondence, or admitted students who were incarcerated or had neither a high school diploma nor the recognized equivalent of a high school diploma.

(b)            Set forth in Schedule 5.21(b) is a true, correct, and complete list, including full addresses and dates of operation, of each campus, additional location, branch, facility, or other location where the Schools have offered, since the Compliance Date, all or any portion of any educational program.

(c)            Schedule 5.21(c) contains a complete listing of all Student Financial Assistance programs in which the Schools have participated since the Compliance Date, including a notation to identify those Student Financial Assistance programs that are currently available to students of the Schools.

(d)            Except for the Educational Consents set forth in Schedule 5.21(d)(i), which schedule identifies the Pre-Closing Educational Consents to be obtained pre-Closing, and the Educational Consents set forth in Schedule 5.21(d)(ii), which schedule identifies the Post-Closing Educational Consents to be obtained post-Closing, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made with or obtained from any Educational Agency by any School, the Carrington Entities, or the System in connection with the execution, delivery and performance by the Carrington Entities of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby.

(e)            None of the Carrington Entities, the System, any Person that exercises Substantial Control over any of the foregoing or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21(f)), alone or together, (i) exercises or exercised Substantial Control over an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(f)            None of the Carrington Entities, the System or any chief executive officer of any of the foregoing, has pled guilty to, has pled nolo contendere to or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed Fraud involving funds under the Title IV Programs.

(g)            To the knowledge of the Seller, the System does not employ any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contract with any institution or third-party servicer, that has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, has been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency or has been administratively or judicially determined to have committed Fraud or any other material violation of Law or Educational Law involving, respectively, funds of any Governmental Authority or Educational Agency.

(h)            Neither the System, nor the Carrington Entities on behalf of the System, contracts with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed Fraud or any other violation of Law or Educational Law involving, respectively, funds of any Governmental Authority or Educational Agency.

(i)            At no time has any Carrington Entity, the System or any Affiliate of any of the foregoing that has the power, by contract or ownership interest, to direct or cause the direction of the management or policies of the System filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(j)            Neither the System, nor the Carrington Entities on behalf of the System, contracts with or employs any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency, or administratively or judicially determined to have committed Fraud or any other violation of Law or Educational Law involving, respectively, funds of any Governmental Authority or Educational Agency.

(k)            None of the Carrington Entities, the System or any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing is debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

(l)            Seller, the System, and the Schools have provided to Purchaser true and complete copies of all material correspondence received from or sent by or on behalf of the Carrington Entities, the System, or any Schools to any Educational Agency since the Compliance Date relating to any Educational Agency Action, and specifically excluding general correspondence routinely sent to, or received from, any Educational Agency.

5.22            No Other Representations And Warranties.  Except for the specific representations and warranties contained in Article 4 and this Article 5 (including in any closing certificate furnished under this Agreement with respect thereto, but in each case as modified by the Disclosure Schedules hereto), neither the Seller nor any other Person makes, and the Seller disclaims, any express or implied representation or warranty, including with respect to the Seller, the Carrington Entities or the System or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller, the Carrington Entities, any of their respective Affiliates or any of their respective officers, directors, managers, employees, agents or other Representatives. Any documents, title information, assessments, surveys, plans, specifications, reports and studies, or other information made available to the Purchaser by or on behalf of the Seller or the Carrington Entities (collectively, the “Review Documents”) are provided as information only.  Except for the specific representations and warranties contained in this Article 5 (in each case as modified by the Disclosure Schedules hereto), the Seller has not made, will not make and have not authorized anyone else to make, any representation as to:  (a) the accuracy, reliability or completeness of any of the Review Documents; (b) the condition of any buildings, structures or other improvements at the Leased Real Property; (c) the operating condition of the properties or assets of the System; (d) the environmental conditions of the Leased Real Property; (e) the enforceability of, or the Purchaser’s ability to obtain the benefits of, any agreement of record affecting the System; or (f) the transferability or assignability of any Contract or Permit.

EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCASER BY ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF THE CARRINGTON ENTITIES OR ANY OF THEIR AFFILIATES).  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO THE PURCHASER REGARDING THE PROBABLE SUCCESS, PROFITABILITY OR VALUE OF ANY OF THE CARRINGTON ENTITIES OR THE SYSTEM.

Article 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

6.1            Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with requisite corporation power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to effect the transactions contemplated hereby.

6.2            Binding Obligation.  The Purchaser has all requisite corporation authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporation action on the part of the Purchaser and no other corporation proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Seller, constitutes the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3            No Defaults or Conflicts.  The due execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby (i) do not result in any violation of the articles of incorporation or bylaws or other constituent documents of the Purchaser, (ii) do not, in any material respect, conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Purchaser is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law or Order of any Governmental Authority having jurisdiction over the Purchaser or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to effect the transactions contemplated hereby.

6.4            No Authorization or Consents Required.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Purchaser in connection with the due execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to effect the transactions contemplated hereby.

6.5            Sufficient Funds; Solvency.  The Purchaser (a) has as of the date of this Agreement, and will have at the Closing, sufficient immediately available funds available and the financial ability to pay all amounts payable pursuant to Article 2 and any fees and expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement and (b) at the Closing, will have the resources and capabilities (financial and otherwise) to perform its obligations hereunder.  The Purchaser has not incurred any commitment, restriction or Liability of any kind, and is not contemplating or aware of any commitment, restriction or Liability of any kind, in either case which would impair or adversely affect such resources and capabilities.  Immediately after giving effect to the transactions contemplated hereby, each of the Purchaser and its Subsidiaries, including the Carrington Entities, shall be solvent and shall (x) be able to pay its debts as they become due, (y) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (z) have adequate capital to carry on its business.

6.6            Brokers.  No broker, finder or similar intermediary has acted for or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Purchaser or any action taken by the Purchaser.

6.7            Litigation.  There is no Action pending or to the knowledge of the Purchaser, threatened against the Purchaser or any material portion of its assets or properties with respect to which there is a substantial possibility of a determination that questions the validity or legality of this Agreement or the transactions contemplated hereby or that seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair the Purchaser’s ability to effect the transactions contemplated hereby.

6.8            Education Regulatory Matters.

(a)            None of the Purchaser, any Subsidiary of the Purchaser, any Person that exercises Substantial Control over any of the foregoing, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21(f)), alone or together, (i) exercises or exercised Substantial Control over an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (ii) owes a Liability for a Title IV Program violation.

(b)            None of the Purchaser, any Subsidiary of the Purchaser or any chief executive officer of any of the foregoing has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed Fraud involving funds under the Title IV Programs.

(c)            To the knowledge of the Purchaser, none of the Purchaser nor any Subsidiary of the Purchaser employs any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed Fraud or any other material violation of Law or Educational Law involving, respectively, funds of any Governmental Authority or Educational Agency.

(d)            Neither the Purchaser nor any Subsidiary of the Purchaser contracts with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Authority or Educational Agency, or has been administratively or judicially determined to have committed Fraud or any other violation of Law or Educational Law involving, respectively, funds of any Governmental Authority or Educational Agency.

(e)            At no time has the Purchaser, nor any Affiliate of the Purchaser that after the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will have the power, by contract or ownership interest, to direct or cause the direction of the management or policies of the System, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(f)            None of the Purchaser nor any Affiliate of the Purchaser, contracts with or employs any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency, or administratively or judicially determined to have committed Fraud or any other violation of Law or Educational Law involving, respectively, funds of any Governmental Authority or Educational Agency.

(g)            None of the Purchaser, any Subsidiary of the Purchaser or any principal (as such term is defined in 2 C.F.R. Parts 180 and 3485) or affiliate (as such term is defined in 2 C.F.R. Part 180) of any of the foregoing, is debarred or suspended under 2 C.F.R. Part 180, 2 C.F.R. 3485, 48 C.F.R. Part 9, or 48 C.F.R. Part 3409, nor does cause exist for such debarment or suspension.

(h)            There are no facts or circumstances attributable to the Purchaser or any Subsidiary of the Purchaser, or to any other Person that exercises Substantial Control over any of the foregoing, that would, individually or in the aggregate, reasonably be expected to (i) cause any Educational Agency to deny, materially delay, or materially condition the issuance of any Educational Consent or (ii) prevent the satisfaction of any conditions set forth in Article 8 or adversely affect the ability of the Purchaser or any Subsidiary of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(i)            Purchaser has audited financial statements for the two most recently completed fiscal years that reflect (i) a composite score of at least 1.5, calculated in accordance with 34 C.F.R. § 668.172, and (ii) Purchaser’s experience owning and operating one or more Title IV eligible institutions for at least the two most recently completed fiscal years (“Purchaser Financials”).

6.9            Acknowledgements by the Purchaser.

(a)            The Purchaser acknowledges and agrees that it has conducted its own independent review and analysis of the Carrington Entities and the System (including the assets, financial condition, results of operations and prospects thereof).  The Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors and Representatives, experienced in the evaluation and purchase of companies, property and assets such as the Carrington Entities and the System, the System contemplated hereunder.  The Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed reasonably necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and has relied solely upon its own investigation and the express representations and warranties set forth in this Agreement.  The Purchaser acknowledges that the Carrington Entities have given the Purchaser access to the employees, documents and facilities of the System for the purpose of evaluating the transactions contemplated herein.

(b)            The Purchaser acknowledges and agrees that none of the Seller, the System or their or its Affiliates or any other Person acting on behalf of them (i) has made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any assets of or held by the Carrington Entities or the System, or (ii) has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the System (including the Review Documents), in each case except as expressly set forth in the representations and warranties set forth in Articles 4 and 5 of this Agreement.  In making its decision to enter into this Agreement and to complete the transactions contemplated herein, the Purchaser has relied exclusively on the representations and warranties set forth in Articles 4 and 5 and has not relied upon any other information provided by, for, or on behalf of the Seller, the System or their respective Representatives to the Purchaser or its Representatives.

(c)            In connection with the Purchaser’s investigation of the System and the Carrington Entities, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the System and certain budget and business plan information.  The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, and that the Purchaser is familiar with such uncertainties and that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.  Accordingly, the Purchaser acknowledges and agrees that, except as expressly set forth in the representations and warranties set forth in Articles 4 and 5, the Seller does not make any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, budgets, projections and forecasts (or any component thereof).

Article 7

COVENANTS

7.1            Conduct of the Carrington Entities Prior to the Closing.

(a)            Until the earlier to occur of the termination of this Agreement and the Closing Date, except: (A) as set forth on Schedule 7.1(a); (B) as expressly required by this Agreement; or (C) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall use commercially reasonable efforts to cause the Carrington Entities to:

(i)            operate the System in all material respects in the Ordinary Course of Business, except as expressly provided herein to consummate the transactions contemplated hereby; and

(ii)            maintain and preserve intact its business organization, assets and properties and its existing relationships with and goodwill of those having business relationships with the Carrington Entities in all material respects.

Nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the business or operations of the Seller, the Carrington Entities or the System prior to the Closing.  Prior to the Closing, the Seller and the Carrington Entities shall exercise, consistent with the terms and conditions of this Agreement, control of the businesses and operations of the System.

(b)            Without limiting the generality of Section 7.1(a) until the earlier to occur of the termination of this Agreement and the Closing Date, except: (A) as set forth on Schedule 7.1(b); (B) as expressly required by this Agreement; or (C) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall use commercially reasonable efforts to cause the Carrington Entities not to:

(i)            amend the organizational documents of any Carrington Entity, except for such amendments or modifications in connection with changes in the directors or officers of any such Carrington Entity;

(ii)            sell, transfer, assign, convey, lease, license or otherwise dispose of any of the material properties or assets of the Carrington Entities (or any interest therein), other than (A) inventory or supplies sold or used or licenses of Intellectual Property in the Ordinary Course of Business, (B) pursuant to any Contract in existence on the date hereof or (C) any transaction between or among wholly-owned Carrington Entities;

(iii)            mortgage, pledge or subject to any Encumbrance (other than Permitted Encumbrances) any material portion of the assets or properties of any Carrington Entity;

(iv)            (A) acquire (by merging or consolidating with, or by purchasing a substantial portion of the properties or assets of) any business or any corporation, partnership or other business organization or any division thereof, or (B) purchase or otherwise acquire any material amount of assets from any Person, other than in the Ordinary Course of Business or pursuant to any Contract in existence on the date hereof;

(v)            make any capital expenditures or commitments therefor in excess of $250,000 individually or $1,000,000 in the aggregate, except for capital expenditures (A) pursuant to Contracts in existence on the date hereof, (B) reflected in the budget or financial forecast previously provided to the Purchaser or (C) incurred in the Ordinary Course of Business;

(vi)            make any loan, advance or capital contribution to, or investment in, any Person in excess of $250,000, other than advancement of expenses to employees of the Carrington Entities in the Ordinary Course of Business or pursuant to any Contract in existence on the date hereof;

(vii)            (A) create or incur, or offer, place or arrange, any Indebtedness; (B) cancel, release or assign any Indebtedness owed to the Carrington Entities; or (C) assume, guarantee or endorse, or otherwise become responsible for, any indebtedness of any other Person, in each case, in excess of $250,000;

(viii)            (A) sell, issue, grant, mortgage, pledge, subject to any Encumbrance (other than Permitted Encumbrances), transfer or otherwise dispose of: (1) any Equity Interests of any Carrington Entity; or (2) any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of any Carrington Entity or other equity interests or securities of any Carrington Entity; (B) sell, issue or grant any options, warrants, puts, calls, subscriptions, commitments or other rights of any character relating to the issuance, sale, purchase, conversion, exchange, registration, voting or transfer of any Equity Interests of any Carrington Entity or other equity interests of any Carrington Entity, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of any Carrington Entity or other equity interests or securities of any Carrington Entity; (C) redeem, repurchase or otherwise acquire any Equity Interests of any Carrington Entity or other equity interests or securities of any Carrington Entity; or (D) combine, split, subdivide or reclassify any Equity Interests of any Carrington Entity or other equity interests or securities of any Carrington Entity;

(ix)            declare, set aside for payment, make or pay any dividend, distribution or other capital return, payable in cash, stock, property or otherwise, in respect of any Equity Interests of any Carrington Entity or other equity interests or securities of any Carrington Entity;

(x)            except as required by Law or the terms of any Benefit Plan in effect as of the date hereof, and except in the Ordinary Course of Business: (A) increase the compensation payable or to become payable to, or increase any of the benefits provided or to be provided to, any employee, director, officer, independent contractor or consultant of any Carrington Entity; (B) grant, commit to pay or increase the rate or terms of any retention, severance, change of control or termination pay to any employee, director, officer, manager, independent contractor or consultant of any Carrington Entity; (C) amend or accelerate the payment, right to payment, or vesting of any compensation or benefits, other than in accordance with the terms and conditions of the Retention Agreements; or (D) terminate, renew, modify or amend any existing, or adopt, establish or enter into any new, Benefit Plan or employment policy relating to vacation pay, sick pay, disability coverage or severance pay, in each case with, for or in respect of any employee, director, officer, independent contractor or consultant of any Carrington Entity;

(xi)            implement or announce any reduction in labor force or mass lay-off of more than 5% of the employees of the Carrington Entities in a single action or series of related actions (measured as of immediately prior to and immediately following such action or actions);

(xii)            engage in any merger, consolidation, reorganization, recapitalization, complete or partial liquidation, dissolution or similar transaction or file a petition in bankruptcy under any provision of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiii)            sell, abandon, permit to lapse, fail to maintain, dispose of, license or transfer to any person any right to, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any System Intellectual Property, except for (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) the abandonment or non-renewal of non-material System Intellectual Property in the Ordinary Course of Business;

(xiv)            except as required by GAAP or Law: (A) make or change any material Tax election; (B) change any annual Tax accounting period; (C) adopt or change any method of Tax accounting; (D) file any amended Tax Return (or similar report filed by any Carrington Entity); (E) enter into any Tax closing agreement; (F) settle or compromise any Tax claim or assessment; (G) surrender any right to claim any material Tax refund, offset or other reduction in liability; or (H) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xv)            except as required by GAAP, make any material change in its accounting methodologies, practices, estimation techniques, assumptions, principles, policies or procedures;

(xvi)            enter into any new line of business or abandon or discontinue any existing line of business;

(xvii)            commence, pay, discharge, settle, release, waive or compromise any pending or threatened material Action;

(xviii)            except in the Ordinary Course of Business or in connection with renewals or replacements of Insurance Policies, fail to maintain in full force and effect any of the Insurance Policies;

(xix)            except in the Ordinary Course of Business (including renewals or terminations in the Ordinary Course of Business): (A) enter into any Contract that, if in effect on the date hereof, would constitute a Material Contract; (B) terminate or materially amend or modify in any material respect adverse to the applicable Carrington Entity any Material Contract; (C) assign or otherwise transfer any rights or claims with respect to, or waive any term of or default under, or any Liability owing to any Carrington Entity under, any Material Contract; or (D) take any action or fail to act, when such action or failure to act will cause a termination of or material breach or default under any Material Contract;

(xx)            enter into any Contract which contains a change of control or similar provision that would require the consent of, or a payment to, the other party or parties thereto in connection with the transactions contemplated by this Agreement; or

(xxi)            enter into any Contract, or otherwise agree or commit, to take, or authorize, recommend or propose, in writing or otherwise, any of the actions prohibited by this Section 7.1(b).

7.2            Regulatory Filings; Consents; Etc.

(a)            Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law and Educational Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or Educational Agency all documentation necessary to effect all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including the submission of the Purchaser Financials to DOE and other Educational Agencies as required to obtain Pre-Closing Educational Consents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations, in each case, required to be made with or obtained from any Governmental Authority or Educational Agency that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Pre-Closing Educational Consents (collectively, the “Regulatory Approvals”).  In furtherance and not in limitation of the foregoing, each Party and its respective Affiliates will not enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties.

(b)            In furtherance and not in limitation of the foregoing, each Party will, and will cause its respective Affiliates to, (i) make or cause to be made the filing, no later than forty-five (45) days following the date of this Agreement, of a Preacquisition Review Application for each School in the System, (ii) make or cause to be made the filing, as promptly as practicable, and in any event by no later than forty-five (45) days following the date of this Agreement, of the applicable documents with ACCJC for a change of institutional control, and (iii) with respect to all other Pre-Closing Educational Consents, promptly file all required applications, notices, reports and other filings so as to permit the Closing to occur prior to the Termination Date.

(c)            Further, and without limiting the generality of the rest of this Section, the Seller shall use its reasonable best efforts to cooperate, as promptly as practicable, in all respects with the Purchaser and the Purchaser will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Educational Law to obtain the Post-Closing Educational Consents.  The Purchaser will satisfy or comply with any post-Closing conditions imposed by the DOE upon the Schools’ post-Closing participation in the Title IV Programs, including the posting of a letter of credit or other form of surety, provided that the transactions contemplated herein have been consummated.

(d)            Each Party will use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law or Educational Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law or Educational Law, responding to any reasonable requests for copies of documents filed with the non-filing Party’s prior filings).  Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 7.2(d) as “outside counsel only.”  Such materials and the information contained therein will be given only to the outside legal counsel of the recipient, and the recipient will cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient or their Affiliates, unless express written permission is obtained in advance from the source of the materials.

(e)            Prior to the Closing, neither Party will initiate substantive communications with any Educational Agency regarding the transactions contemplated herein without the prior consent and cooperation of the other Party; provided, however, that nothing in this Section 7.2(e) shall (i) restrict either Party or its counsel from receiving and responding to unsolicited telephone inquiries from representatives of any Educational Agency or Governmental Authority requesting additional information or clarification of previously filed or submitted information, or (ii) prevent the Seller from making inquiries regarding the status of an Educational Agency or Governmental Authority review of previously filed or submitted information.  Each Party will promptly inform the other Party of any substantive oral communication with, and provide copies of substantive written communications with, any Governmental Authority or Educational Agency regarding any filings or submissions related to the transactions contemplated by this Agreement.  Prior to attending any scheduled meetings, telephone calls or discussions (excluding such unsolicited telephone inquiries from representatives of any Educational Agency or Governmental Authority), the Purchaser and the Seller shall discuss and agree upon strategy and issues to be pursued and responses to likely questions.  Neither Party will make any filing or formal submission to an Educational Agency related to the consummation of the transactions contemplated by this Agreement without providing an opportunity for the other Party to review such filing, nor will any Party independently participate in any formal meeting with any Governmental Authority or Educational Agency in respect of any filings, investigation or other inquiry related to the consummation of the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority or Educational Agency, the opportunity to attend and/or participate.  Subject to applicable Law and Educational Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings in connection with seeking the Regulatory Approvals.  The Purchaser will pay all filing fees in connection with all filings under Educational Laws.

(f)            In furtherance of and not in limitation of the actions and obligations described in this Section 7.2, each Party will use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or Educational Agency with respect to the transactions contemplated by this Agreement in connection with the Educational Consents.

7.3            Third Party Approvals and Permits.

(a)            Except with respect to Regulatory Approvals that are addressed in Section 7.2, and the Shared Contracts, Leases, and Lease Transfer Agreements that are addressed in Section 7.13, subject to the terms and conditions of this Agreement, prior to the Closing, each Party will, and will cause its respective Affiliates to, use commercially reasonable efforts to, (i) obtain the consents, waivers, approvals, Orders and authorizations set forth on Schedule 7.3(a) (the “Third Party Approvals”) necessary to transfer and assign the rights under Material Contracts that are material to the operation of the System that require any such consent, waiver, approval, Order or authorization (each, a “Non-Assignable Contract”), and (ii) provide all notices and otherwise take all actions to transfer, reissue or obtain any Permits required to be transferred, reissued or obtained as a result of or in furtherance of the transactions contemplated by this Agreement and that are necessary for the operation of the System.

(b)            To the extent that any such Third Party Approvals or Permits have not been obtained by the Seller as of the Closing, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an assumption or an agreement to assign or assume.  Unless otherwise directed by the Purchaser, the Seller shall, during the one hundred twenty (120) day period following the Closing Date, use commercially reasonable efforts to (a) cooperate with the Purchaser to obtain the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts available to the Purchaser and (c) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Carrington Entities arising from Non-Assignable Contracts against the other party or parties thereto (including the right to elect to terminate any such Non-Assignable Contract in accordance with the terms thereof).

(c)            Without the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed), during the one hundred twenty (120) day period following the Closing Date, the Seller will not, and will ensure that the Carrington Entities do not, take any action or suffer any omission which would limit or restrict or terminate the benefits to the Purchaser of the Non-Assignable Contracts.  With respect to any Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Carrington Entities shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser and the Seller promptly following receipt of such approval or consent.

7.4            Access to Information; Confidentiality.

(a)            During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Section 10.1, the Seller shall, and shall cause the Carrington Entities to, (i) provide the Purchaser and its authorized Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the offices, properties and other facilities of the Carrington Entities and (ii) furnish the Purchaser and its authorized Representatives with such information and data concerning the business and operations of the Carrington Entities as the Purchaser or any of such other Persons may reasonably request; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Carrington Entities and/or the System, and the Purchaser will accept, and cause its Representatives to accept, any reasonable restrictions the Seller may impose on such access and contacts.  None of the Seller or the Carrington Entities shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable Law or Educational Law or contractual restriction or otherwise result in the waiver of any legal privilege or work product protection of the Seller or the Carrington Entities, and the Purchaser shall not contact, and shall cause its Representatives not to contact, any employee or sponsor or other business relation of the Seller or the Carrington Entities or the System without the prior written approval of the Seller.  The Purchaser agrees and acknowledges that it shall not be entitled to the identity of any other potential purchasers of the System and/or the Carrington Entities (and any negotiations with such persons), any bids or expressions of interest or other agreements, documents, calculations, valuations, reports or materials prepared by or received by the Seller or any of the Carrington Entities or any of their respective Representatives in connection with the transactions contemplated by this Agreement.  All such access and information requests shall be coordinated through one or more Representatives designated by the Seller.

(b)            This Agreement, the Ancillary Agreements and the fact that discussions are occurring with respect to the Membership Interests, as well as any information provided to or obtained by the Purchaser or its Affiliates or Representatives pursuant to Section 7.4(a) above shall be Confidential Information as defined in that certain letter agreement, dated as of November 6, 2017, by and between the Seller and the Purchaser (the “Confidentiality Agreement”), and shall be held by the Purchaser in accordance with and be subject to the terms of the Confidentiality Agreement (as if the Purchaser was a party thereto).  In the event of the termination of this Agreement for any reason, the Purchaser shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information.  Notwithstanding anything herein to the contrary, the Parties hereby acknowledge that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

7.5            Use of Adtalem Name; License to Use the Carrington Marks.

(a)            The Purchaser shall have no right in or to, and shall not use the Adtalem Name for any purpose whatsoever; provided, however, that the Purchaser shall have a reasonable period of time not to exceed thirty (30) days following the Closing to remove the Adtalem Name from any and all websites of the Carrington Entities.

(b)            After the Closing, and except as set forth in this Section 7.5, the Seller will (i) have no right, title, interest, license or any other right whatsoever in the Carrington Marks, (ii) cease all use of the Carrington Marks, including to the extent such Carrington Marks are used in combination with the Trademarks or Domain Names that constitute Trademarks or Domain Names owned or used by the Seller in connection with the Retained Business (the “Combined Marks”), and (iii) promptly abandon all registrations and applications for any Combined Marks and not use any Combined Marks (except for Domain Names for any Combined Marks solely for purposes of re-directing traffic to websites of the Purchaser). Notwithstanding the foregoing, following the Closing Date, the Purchaser may use the Combined Marks in a non-trademark manner to refer to the Seller as the previous owner of the Carrington Entities.

(c)            For a period of twelve (12) months following the Closing Date, the Seller will have the right to continue to use the marketing and promotional materials, invoices, price lists, business cards, schedules, displays, signs, stationery, guidelines, course manuals, packaging materials, inventory, other supplies and similar materials (collectively, “Existing Materials”), that were previously created in connection with the System and that incorporate the Carrington Marks, solely in the manner such Existing Materials were used by the System prior to Closing; provided, however, that as promptly as practicable after the Closing, but in no event after the conclusion of such twelve (12)-month period, the Seller will, and will cause its Affiliates to, except as set forth in the last sentence of this Section 7.5(c) cease and discontinue any use of the Carrington Marks and, to the extent reasonably feasible, remove all the Carrington Marks from all such Existing Materials, in each case, whether such Existing Materials are held by the Carrington Entities or under the control of the Purchaser.  Notwithstanding the foregoing, following the Closing Date, the Seller may use the Carrington Marks in a non-trademark manner to refer to the Purchaser as owner of the Carrington Entities or the Seller as the previous owner of the Carrington Entities.

7.6            Books and Records; Officer and Director Indemnification.

(a)            The Seller and its Affiliates shall have the right to retain copies of all books and records of the Carrington Entities relating to periods ending on or prior to the Closing Date.  Unless acting with the prior written consent of the Seller, the Purchaser shall retain the Carrington Entities’ books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, magnetic media, and other data and similar materials (all such materials, the “Books and Records”) for a minimum of seven (7) years following the Closing Date.  After the Closing, the Purchaser (i) shall allow the counsel, accountants and other Representatives of the Seller and its Affiliates access to such Books and Records (with the related right of examination and duplication) upon reasonable request by Seller or its designee and during normal business hours and (ii) shall make available the employees of the System to the extent such availability is reasonably required by the Seller in connection with the investigation, preparation, conduct, or settlement of or for any dispute or Action by or against the Seller (or any of its Affiliates).

(b)            The Purchaser agrees that all rights to indemnification or exculpation now existing in favor of the directors, managers, officers, employees and agents of the Carrington Entities, as provided in the Carrington Entities’ certificate of formation, limited liability company agreement, certificate of incorporation or bylaws (or equivalent constituent documents) or otherwise in effect as of the Closing Date with respect to any matters occurring prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Carrington Entities, each, on its own behalf, will perform and discharge its respective obligations to provide such indemnity and exculpation (the “D&O Indemnification Obligations”).  The indemnification and liability limitation or exculpation provisions of the Carrington Entities’ respective certificate of incorporation and bylaws (or equivalent constituent documents) shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, managers, officers, employees or agents of the Carrington Entities, unless such modification is required by applicable law.  This Section 7.6(b) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Purchaser, the Seller and the Carrington Entities.  If the Purchaser, the Seller, the Carrington Entities, or any of their respective successors or assigns, proposes to (i) consolidate with or merge into any other Person and the Purchaser, the Seller or the Carrington Entities, as applicable, shall not be the continuing or surviving corporation or entity in such proposed transaction, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Purchaser, the Seller or the Carrington Entities, as the case may be, shall, from and after the consummation of such transaction, honor the D&O Indemnification Obligations and other obligations set forth in this Section 7.6(b).  Following the Closing, the Seller shall indemnify the Purchaser and the Carrington Entities for any Losses incurred in connection with such D&O Indemnification Obligations to the extent arising from or relating to events or occurrences prior to Closing.

7.7            Legal Proceedings; Production of Witness; Privileged Matters.

(a)            Following the Closing Date, (i) the Seller will have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions to the extent relating to the Retained Businesses, and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action without the consent of the Purchaser, except the Seller shall obtain the written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) prior to entering into any settlement or compromise which may have a materially negative effect on any Carrington Entity and (ii) the Seller and the Purchaser will jointly share authority and control and cooperate in good faith with respect to the investigation, prosecution, defense and appeal of all post-Closing Actions that relate to both (A) the Carrington Entities and/or the System and (B) the Retained Businesses (including, if Seller and the Purchaser determine to appoint joint counsel, with respect to the selection of appropriate joint counsel, which will require the consent of both Seller and the Purchaser (such consent not to be unreasonably withheld)) and neither Party may settle or compromise, or consent to the entry of any judgment with respect to any such Action without the consent of the other Party.  Notwithstanding the foregoing, in any actual or threatened litigation arising after the Closing, the Purchaser and the Seller will consult with each other no less than fifteen (15) Business Days prior to either Party making any admission of fact or liability as part of a Settlement that would reasonably be expected to have a materially negative effect on any existing or threatened litigation involving the same or similar facts or allegations for which the other Party may have pending litigation.

(b)            From and after the Closing, the Seller, on the one hand, and the Purchasers, on the other hand, will, and will cause their respective Affiliates to, use commercially reasonable efforts to cooperate with each other and their respective counsel including by making available to each other, upon reasonable written request, their (and their Affiliates’) respective officers, directors, employees, agents and other Representatives for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any Actions in which the requesting Party may from time to time be involved relating to the conduct of the Carrington Entities, the System or the Retained Businesses, prior to or after the Closing.  Access to such Persons will be granted during normal business hours at a location and in a manner as not to unreasonably interfere with the conduct of the System and the Retained Businesses, as applicable.  Each Party agrees to reimburse each other for reasonable out-of-pocket expenses, including attorneys’ fees and officers’ or employees’ salaries, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 7.7(b).

(c)            Notwithstanding the foregoing, the provisions of Article 8 will govern with respect to Tax related matters to the extent any provision in Article 8 is in conflict with Section 7.7(a) or Section 7.7(b).  For the avoidance of doubt, neither Party will have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 7.7(a), Section 7.7(b) or Article 8 if the Seller or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided, further, that this will not limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.

7.8            Schedule Supplements.  After the date hereof, the Seller may (but is not required to) deliver to the Purchaser written updates to, or written substitutions of, any of the Disclosure Schedules delivered by the Seller on the date hereof, solely to reflect any event, change or circumstance first arising after the date hereof (each such written update or substitution, a “Schedule Supplement”).  No Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement; provided, however, that if the Purchaser does not elect to terminate this Agreement within five (5) Business Days after receipt of such Schedule Supplement pursuant to the terms of Section 10.1(a)(v) herein, (a) the Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matter disclosed in such Schedule Supplement, and (b) the Disclosure Schedules shall be deemed to have been modified by such Schedule Supplement, and the Purchaser shall be deemed to have irrevocably waived any right to indemnification pursuant to Article 11 hereof with respect to the matter disclosed in such Schedule Supplement.

7.9            Employee Matters.

(a)            Terms of Employment.  From and after the Closing Date until the first anniversary thereof, the Purchaser shall, and shall cause its Affiliates (including the Carrington Entities) to provide base salary or base wages to each System Employee which are not substantially worse in the aggregate than the base salary or base wages provided to such System Employee immediately prior to the Closing; provided, however, that nothing herein shall preclude the Purchaser, its Affiliates or the Carrington Entities from terminating the employment of any System Employee at any time on or after the Closing.

(b)            Service Credit. The Purchaser shall use commercially reasonable efforts to cause service rendered by System Employees prior to the Closing Date to be taken into account for all material purposes including participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals), as applicable, under all employee benefit plans, programs, policies and arrangements of the Purchaser and its Affiliates from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Seller and the Carrington Entities prior to Closing for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, the Purchaser shall take commercially reasonable actions to ensure that the System Employees will not be subject to any pre-existing condition limitation under any health and welfare plan of the Purchaser or its Affiliates for any condition for which such System Employee would have been entitled to coverage under the corresponding plan of the Seller and the Carrington Entities in which such System Employee participated immediately prior to the Closing Date. The Purchaser shall take all commercially reasonable steps to cause such System Employees to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Closing Date.

(c)            No Third Party Beneficiaries.  Nothing contained in this Section 7.9 shall create a right to continued employment or any third-party beneficiary rights in any System Employee, any alternate payee, beneficiary or dependent thereof, or any collective bargaining representative thereof.  Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any compensation or Benefit Plan. Unless otherwise set forth in a separate writing, each System Employee’s employment remains at will and may be terminated by the Carrington Entities for any reason or no reason at all. Nothing contained in this Agreement shall be interpreted to give any System Employee any right to continue in the employ or service of any Carrington Entity, and the right to dismiss each System Employee with or without cause is specifically reserved to the applicable Carrington Entity.

7.10            Post-Closing Financial Statements.  Purchaser will use commercially reasonable efforts to deliver to the Seller pursuant to Seller’s established closing cycle and reporting deadlines, the normal quarter and month-end financial information of the type that the System and the Carrington Entities provided to the Seller via their financial reporting system for past reporting periods, covering the period ending as of the Closing Date.

7.11            Mail and Other Communications; Accounts.

(a)            After the Closing Date, the Seller and the Purchaser and their respective Affiliates and Subsidiaries may receive mail, packages and other communications (including electronic communications) properly belonging to the other Party (or the other Party’s Affiliates).  Accordingly, at all times after the Closing Date, the Seller and the Purchaser authorizes the other and their respective Affiliates to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other Party (or its Affiliates) or any of the other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the System (in the case of receipt by the Purchaser and its Affiliates) or the Retained Businesses (in the case of receipt by the Seller and its Affiliates), or to the extent that they do not relate to the System (in the case of receipt by the Purchaser and its Affiliates) or the Retained Businesses (in the case of receipt by the Seller and its Affiliates), the receiving Party will, using commercially reasonable efforts, promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the System and the Retained Businesses and that is not a payment or reimbursement, which is addressed in 7.11(b) and 7.11(c), copies thereof) to the other Party.  The provisions of this 7.11 are not intended to, and will not be deemed to, constitute an authorization by the Seller or the Purchaser to permit the other to accept service of process on its behalf and neither Party is or will be deemed to be the agent of the other for service of process purposes.

(b)            All payments and reimbursements received by the Seller or its Affiliates in connection with or arising out of the System after the Closing will be held by such Person in trust for the benefit of the Purchaser and, promptly upon receipt by such Person of any such payment or reimbursement, such Person will pay over to the Purchaser the amount of such payment or reimbursement, without right of set off.

(c)            All payments and reimbursements received by the Purchaser or its Affiliates (including the Carrington Entities) in connection with or arising out of the Retained Businesses, after the Closing will be held by such Person in trust for the benefit of the Seller and, promptly upon receipt by such Person of any such payment or reimbursement such Person will pay over to the Seller the amount of such payment or reimbursement without right of set off.

7.12            Public Announcements.  The timing and content of all press releases, public announcements or other external communications regarding any aspect of this Agreement or any other Ancillary Agreement or the transactions contemplated hereby or thereby to the financial community or the general public will be mutually agreed upon in advance by the Parties (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, (a) upon a halt, or threatened halt, of trading, or as directed, the Seller may make any such announcement or external communication which it in good faith believes is required or compelled by any national securities exchange and (b) each Party may make an external communication which it in good faith believes, based on advice of counsel, is required by Law or Educational Law to which such Party is subject; provided, that, such Party will consult with and agree on the language of any such announcement or other external communication with the other Party at least five calendar days prior to any such announcement or other external communication, and will in any event promptly provide the other Party with copies of any such announcement or other external communication.

7.13            Transition of System Operations; Lease Transfers; Affiliate Transactions.

(a)            Within thirty (30) days following the date of this Agreement (the “Transition Identification Period”), the Purchaser shall designate in writing (the “Purchaser Transition Notice”) to the Seller (i) the Shared Contracts that it wishes to either (x) have the Carrington Entities share with the Seller and its Affiliates following the Closing (the “Purchaser Designated Shared Contracts”), or (y) have replaced with separate contracts or agreements between the Carrington Entities and the applicable third parties following the Closing (“Purchaser Designated Replacement Contracts”), and (ii) the Shared Assets and Systems that the Purchaser wishes to be able to use or access in the operation of the System and the Carrington Entities following the Closing (the “Purchaser Designated Shared Assets and Systems”).  During the Transition Identification Period, the Seller shall reasonably cooperate with the Purchaser in identifying the Shared Contracts and the Shared Assets and Systems.   For a period of thirty (30) days following the Seller’s receipt of the Purchaser Transition Notice, the Purchaser and the Seller shall mutually negotiate in good faith an agreement or agreements regarding the terms (if any) upon which the Purchaser shall receive rights in or the benefit of the Purchaser Designated Shared Contracts, the Purchaser Designated Replacement Contracts and/or the Purchaser Designated Shared Assets and Systems, it being understood by the Parties that the Purchaser intends to replace the Shared Contracts and Shared Assets and Systems with its own contracts, assets and systems to the extent commercially reasonable.  Such agreement may include modifications to the Transition Services Agreement to the extent that the parties mutually agree that the Seller will provide certain services to the Purchaser and the Carrington Entities on a transitional basis following the Closing, it being understood by the Parties that the Parties mutually intend to make such transition services arrangement as limited in scope and duration as reasonably possible.

(b)            The Seller and the Purchaser will use commercially reasonable efforts to:

(i)            approach promptly the landlord or sublandlord for each Leased Exclusive Property to allow the Purchaser to negotiate a replacement lease for such property on terms and conditions satisfactory to Purchaser in its sole discretion or, alternatively, enter into assignment agreements (the “Lease Assignment Agreements”), pursuant to which, effective as of the Closing Date but conditioned upon the fulfillment of any landlord or sublandlord consent or notice requirements, the Seller will assign to the Purchaser all of its right, title and interest in and to each Leased Exclusive Property under the applicable Lease, and the Purchaser will accept such assignment and assume from the Seller all liabilities and obligations of the Seller which arise or accrue on or after the Closing Date under such Lease; provided, however, if the landlord consent in respect of any such Lease does not fully release Seller of its obligations to the landlord and/or sublandlord as lessee/assignor, then the term of any such Lease Assignment Agreement shall not extend beyond the end of the then current term of the applicable Lease (which term shall not include any mandatory or optional extension of such Lease term);

(ii)            enter into sublease agreements substantially in the form attached hereto as Exhibit D (the “Lease Sublease Agreements”), for the properties, square footage and rent amounts set forth on Schedule 7.13(b)(ii), pursuant to which, effective as of the Closing Date but conditioned upon the fulfillment of any landlord consent or notice requirements, the Seller will sublet to the Purchaser the portion of each Leased Shared Property that is described in clause (a) and clause (b) of the definition of “Leased Shared Property” and is material to and used or held for use primarily in the conduct of the System as currently conducted (such portion, the “Subleased Shared Property”);

(iii)            enter into a shared services agreement substantially in the form attached hereto as Exhibit E (the “Shared Services Agreement”) pursuant to which, effective as of the Closing Date but conditioned upon the effectiveness of the sublease agreements for the Subleased Shared Property, the Purchaser, the Seller and any applicable Affiliates will agree on terms governing (A) the use by the Purchaser, the Seller and any applicable Affiliates of common areas that serve the Subleased Shared Property and that are material to both the System and the Retained Businesses as currently conducted, (B) the use by the Seller and any applicable Affiliates at certain times of space within the real property described in clause (a) of the definition of “Leased Shared Property” (including the Subleased Shared Property) and (C) the use by the Purchaser at certain times of space outside of the Subleased Shared Property but within the real property described in clause (a) of the definition of “Leased Shared Property.”

The Parties will, and will cause their respective Affiliates to, cooperate and use commercially reasonable efforts to fulfill any landlord or sublandlord consent or notice requirements for the Lease Assignment Agreements, the Lease Sublease Agreements and the Shared Services Agreements (collectively, the “Lease Transfer Agreements”).  The Parties will cooperate and provide each other with reasonable assistance in fulfilling any landlord or sublandlord consent or notice requirements for the Lease Transfer Agreements prior to the Closing and for a period of ninety (90) days following the Closing.  If the Parties are not able to fulfill any such requirements prior to the Closing, then, until the date that is ninety (90) days following the Closing or the earlier date on which such requirements are fulfilled, the Parties will use commercially reasonable efforts to institute alternative arrangements intended to put the Parties in a substantially similar economic position as if such requirements were fulfilled.

(c)            Except (i) as contemplated by this Agreement and the Ancillary Agreements and (ii) as otherwise set forth in Schedule 7.13(c), the Purchaser acknowledges and agrees that all transactions between the Carrington Entities and their Affiliates, and all rights and obligations of the System or the Purchaser under Contracts with respect thereto, will be terminated, and the Carrington Entities shall cause all such transactions with Affiliates and all such Contracts to be terminated, at or prior to the Closing, with no further Liability of the Carrington Entities, the Purchaser, or the Seller or any of their respective Affiliates with respect thereto.

7.14            System Guarantees.  The Seller and the Purchaser will cooperate and use their respective commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to the Seller, on or before the Closing, valid and binding written releases of the Carrington Entities, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any System Guarantees in respect of obligations of the System listed on Schedule 7.14 (which the Seller will be permitted to update from time to time prior to the Closing) (each a “Scheduled Guarantee”) in effect as of the Closing, which will be effective as of the Closing, including, as applicable, by providing substitute guarantees, furnishing letters of credit, instituting escrow agreements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  If any Scheduled Guarantee has not been released as of the Closing Date, then the Seller and the Purchaser will use their respective commercially reasonable efforts after the Closing to cause each such unreleased Scheduled Guarantee to be released promptly.  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, the Seller may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding System Guarantees.  The Purchaser will indemnify and hold harmless the Seller and its Affiliates from and after the Closing for any amounts required to be paid under any Scheduled Guarantee for which the Seller has not been released of any Liability pursuant to this Section 7.14.

7.15            Appropriate Actions; Further Assurances. Except as otherwise provided in this Agreement and subject to Section 7.2, Section 7.3 and Section 7.10, each of the Parties will use their commercially reasonable efforts before the Closing Date to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Laws and Educational Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement and (ii) the execution and delivery of such instruments, and the taking of such other actions, as the other Party hereto may reasonably require in order to consummate the transactions contemplated by this Agreement; provided, that, the foregoing will in no event be interpreted to require any Party to waive any condition precedent to its obligations to close the transactions contemplated hereby.

7.16            General Release.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Final Purchase Price to be received by the Seller, the Seller, on behalf of itself and each of its past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, Representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Carrington Entities, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns (including Purchaser and its Affiliates), and their respective former, present and future Representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, Actions, Contracts, promises, Liabilities or Losses (whether for compensatory, special, incidental or punitive Losses, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions relating in any manner to the System or the Carrington Entities occurring up to and including the Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) the Seller or its Affiliates under this Agreement or any of the Ancillary Agreements; or (ii) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the organizational documents of a Carrington Entity (or any directors’ and officers’ liability insurance policy maintained by any Carrington Entity in respect of the same) if any Releasing Party is made a party to an Action as a result of such Releasing Party’s status as an officer, director or employee of any Carrington Entity with respect to any act, omission, event or transaction occurring on or prior to the Closing.

(b)            Without limiting the generality of Section 7.16(a), with respect to the Released Claims, the Seller, on behalf of itself and each Releasing Party, hereby expressly waives all rights under Section 1542 of the Civil Code of the State of California (the “California Civil Code”) and any similar Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims.  Section 1542 of the California Civil Code reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding the provisions of Section 1542 of the California Civil Code or any similar Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, the Seller, on behalf of itself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which the Seller or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

(c)            The Seller, on behalf of itself and each Releasing Party, acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Seller, on behalf of itself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

(d)            The Seller, on behalf of itself and each Releasing Party, covenants and agrees not to, and agrees to cause his, her or its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, assert, commence, institute or join in, or assist or encourage any third party in asserting, commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, in each case against the Released Parties, or any of them, with respect to any Released Claims.  The Seller acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement of which this release is a part.

7.17            Post-Closing Compliance Audits. In connection with the preparation of any Title IV compliance audits that the Schools will file with the DOE for the first fiscal year (or partial fiscal year) following the Closing Date, the Purchaser shall provide the Seller with notice of any identified deficiencies that are expected to result in findings of non-compliance arising from the pre-Closing operations of any School and the Seller shall use its best efforts to provide any information that may lead to the resolution of such findings or deficiencies; provided, however, that the Purchaser will retain sole control of the preparation and filing of all such compliance audits.  If the Purchaser fails to provide the Seller with notice of any such identified findings or deficiencies, or provides notice without affording the Seller forty-five (45) days to provide information that may lead to the resolution of such findings or deficiencies, the Purchaser shall waive all right to seek recovery for any Losses associated with such identified findings or deficiencies.

Article 8

TAX MATTERS

8.1            Tax Returns for Periods Ending on or Before the Closing Date Filed after the Closing Date and Straddle Periods.

(a)            The Seller shall (i) prepare and file or cause to be filed all Tax Returns for the Carrington Entities for periods ending on or before the Closing Date filed after the Closing Date that are consolidated, combined or unitary with the Seller or any Affiliate of the Seller except for the Carrington Entities and (ii) prepare, and the Purchaser shall cause the Carrington Entities to file or cause to be filed, all Tax Returns for the Carrington Entities for periods ending on or before the Closing Date filed after the Closing Date.  For the avoidance of doubt, all Tax Returns shall be prepared in such a manner so that any Tax deductions or other Tax benefits attributable to any compensation payments associated with the transactions contemplated by this Agreement or other fees, costs and expenses incurred by, paid by, to be incurred by or to be paid by the Carrington Entities in connection with the transactions contemplated by this Agreement are reflected in the Pre-Closing Period to the extent consistent with applicable law. At least ten (10) Business Days prior to filing any income Tax or other material Tax Returns for the Carrington Entities for periods ending on or before the Closing Date (excluding, for the avoidance of doubt, any Tax Returns described in clause (i) above), the Seller shall provide a draft copy of such returns to the Purchaser for the Purchaser’s review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)            Straddle Period Returns.

(i)            The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Carrington Entities for periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”).

(A)            In the case of Taxes arising in a Straddle Period, except as provided in Section 8.1(b)(i)(B), the allocation of such Taxes between the Pre-Closing Period portion and the post-Closing portion of the Straddle Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.  In determining the interim closing of the books for the preceding sentence, net operating losses and credits of the Carrington Entities that are attributable to the Pre-Closing Period and are used in the Straddle Period shall be applied in determining the Tax liability for the Pre-Closing Period. Other than with respect to any transactions at the direction of, or initiated by Seller, any income or loss attributable to transactions outside of the Ordinary Course of Business that occur on the Closing Date, but after the Effective Time, shall be allocated to the post-Closing portion of the Straddle Period.

(B)            In the case of any real property, personal property and other Taxes not imposed on the basis of income or receipts and that are payable for a Straddle Period, the portion of such Taxes which relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period portion of the Straddle Period and the denominator of which is the number of days in the entire Straddle Period.

(ii)            With respect to any Tax Return required to be filed by the Purchaser for a Straddle Period, the Purchaser shall deliver, at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account extensions), to the Seller a statement setting forth the amount of Taxes attributable to the Pre-Closing Period and post-closing  portions of the applicable Straddle Period and copies of such Tax Return.  The Seller shall have the right to review and comment on such Tax Return, and the Purchaser shall not file any such Tax Return without the advance written consent of the Seller.  The Seller and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of any such Tax Return and statement prior to the date on which the relevant Tax Return is required to be filed.

8.2            Refunds. The Seller shall be entitled to retain, or receive prompt payment from the Purchaser or any or its Affiliates of, any refund or credit against any future Tax payable resulting from the application of a refund with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise or any refund amount applied as a credit against a future year’s Tax liability and reduced by the amount of any Tax payable with respect to any such refund) with respect to any Pre-Closing Period with respect to the Carrington Entities.  The Purchaser and the Seller shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period consistent with the principles set forth in Section 8.1(b).

8.3            No Closing Date Actions.  The Purchaser shall not cause to be made any extraordinary transaction or event on the Closing Date that would reasonably be expected to result in any increased Tax liability for which the Seller would be required to provide indemnification pursuant to this Agreement.  The Purchaser shall not cause to be filed any election under Sections 338 or 336(e) of the Code with respect to the Carrington Entities and the transactions contemplated by this Agreement.

8.4            Tax Cooperation.

(a)            Each of the Purchaser and its Affiliates and the Seller shall provide the other party with such cooperation and information as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Carrington Entities.  The Purchaser shall deliver a written notice to the Seller promptly following receipt by the Purchaser of notice of any inquiry, demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Carrington Entities relating to any Pre-Closing Period or any Straddle Period.

(b)            In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, the Seller shall have the right at its expense to be present in and control the conduct of such audit or proceeding.  The Purchaser also may be present in any such audit or proceeding and, if the Seller does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after giving ten (10) days’ prior written notice to the Seller setting forth the terms and conditions of settlement and upon the written consent of the Seller.

(c)            With respect to a proposed adjustment for which both the Seller and the Purchaser or any of the Carrington Entities could be liable (e.g., Taxes imposed for a Straddle Period), (A) the Seller and the Purchaser each may participate in the audit or proceeding, and (B) the audit or proceeding shall be controlled by that party that would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods.  The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Purchaser and the Seller.

(d)            Notwithstanding the foregoing provisions, the Parties hereto shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

(e)            Except as specifically provided above, neither the Purchaser nor the Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding that would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.5            Other Actions.  The Purchaser shall not and shall cause its Affiliates (including the Company and its Subsidiaries) not to, amend any previously filed Tax Returns for the Tax year ending on the Closing Date, make or change any Tax elections that are effective for any such Tax year, initiate discussions or examinations with any Governmental Authority regarding Taxes with respect to any such Tax year, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from any such Tax year to a period beginning (or deemed to begin) after the Closing Date, in each case without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

8.6            Transfer Taxes.  The Purchaser and the Seller shall each be liable for fifty percent (50%) of any transfer, sales, use, stamp, conveyance, real property transfer, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) whether levied on the Purchaser, the Carrington Entities, the Seller or any of their respective Affiliates.  The Seller and Purchaser shall cooperate in timely preparing and filing all Tax Returns relating to such Transfer Taxes that are required to be filed.  Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other party in timely providing any information and documentation that may be necessary to obtain such exemptions.

Article 9

CONDITIONS TO CLOSING

9.1            Conditions to the Parties’ Obligations.  The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Purchaser and the Seller, as applicable), prior to or at the Closing, of each of the following conditions precedent:

(a)            no Order shall be in effect which restrains or prohibits the transactions contemplated by this Agreement;

(b)            no Law or Educational Law enacted, entered, promulgated or enforced by any Governmental Authority or Educational Agency of competent jurisdiction will be in effect at the Closing preventing the consummation of the transactions contemplated by this Agreement; and

(c)            each School, as applicable, will have received a written response from the DOE to the Preacquisition Review Application (the “DOE Preacquisition Response”), which does not indicate the existence of any material impediments to the issuance of either the TPPPA or PPPA to the School immediately following the Closing; provided, however, that the written response may require the School to post a letter of credit or letters of credit that in the aggregate would not exceed ten percent (10%) of the funds received under the Title IV Programs by the School in its last completed fiscal year and include restrictions on the ability of the School to add new locations, add new educational programs or modify its existing educational programs for a period that does not exceed the period necessary for the DOE to review the financial and compliance audits of the School for its first full fiscal year of operations following the Closing.

9.2            Conditions to the Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Purchaser), prior to or at the Closing, of each of the following additional conditions precedent:

(a)            the representations and warranties contained in Article 4 and Article 5 which are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date) and the representations and warranties of the Seller which are subject to a materiality qualification, shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date);

(b)            the Seller shall have performed or complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed or complied with by the Seller on or prior to the Closing Date;

(c)            the Purchaser shall have received a certificate from an officer of the Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied with respect to the Seller;

(d)      the Purchaser shall have received the deliveries set forth in Section 2.3(a);

(e)      None of the Seller, the System, any School or the Purchaser shall have received from any Educational Agency any written communication that any Educational Approval will be suspended, revoked, terminated, or cancelled; and

(f)      None of the Seller, the System, any School or the Purchaser shall have received from any Educational Agency any written communication that any of the Post-Closing Educational Consents will not be issued or will otherwise be subject to an Adverse Regulatory Condition.

9.3            Conditions to the Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Seller), prior to or at the Closing, of each of the following additional conditions precedent:

(a)            the representations and warranties of the Purchaser contained in Article 6 which are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date) and the representations and warranties of the Purchaser which are subject to a materiality qualification, shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date);

(b)            the Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Purchaser on or prior to the Closing Date;

(c)            the Seller shall have received a certificate from an officer of the Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied; and

(d)            the Seller shall have received the deliveries set forth in Sections 2.3(b).

9.4            Frustration of Closing Conditions.  Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with such Party’s obligations under this Agreement.

Article 10

TERMINATION

10.1            Termination; Effect of Termination.

(a)            Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(i)            by mutual written consent, duly executed by the Purchaser and the Seller;

(ii)            by the Purchaser or the Seller, upon written notice to the other, if the Closing shall not have occurred on or before December 31, 2018 (such date, as may be extended pursuant to this Section 10.1(a)(ii), the “Termination Date”); provided, that, the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) shall not be available to any Party that is (A) in material breach of any representation, warranty, covenant or other agreement contained herein on the Termination Date, or (B) responsible for a breach of its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the transactions contemplated by this Agreement on or prior to the Termination Date.  Notwithstanding the foregoing, either Party may elect to extend the Termination Date for an additional ninety (90) days, exercisable in their sole discretion by written notice to the other Party no less than one (1) Business Day prior to December 31, 2018, provided that the requesting Party is not in material breach of any representation, warranty, covenant or other agreement contained herein as of the date of such extension;

(iii)            by the Purchaser or the Seller, upon written notice to the other, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable, provided, that the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) shall not be available to any Party that is (A) in material breach of any representation, warranty, covenant or other agreement contained herein at such time, or (B) responsible for a breach of its obligations under this Agreement in any manner that shall have proximately caused (or otherwise resulted in) the entry of such final and non-appealable Order;

(iv)            by Seller or Purchaser, if the conditions set forth in Section 9.1(c) will not have been satisfied and such failure to satisfy the conditions set forth in Section 9.1(c) will not be curable prior to the Termination Date, provided that, the right to terminate this Agreement under this Section 10.1(a) will expire, and the conditions set forth under Section 9.1(c) will be deemed waived by the Purchaser, forty-five (45) days after the receipt of a DOE Preacquisition Response that does not satisfy Section 9.1(c);

(v)            by the Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied), upon written notice to the Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the Seller within ten (10) Business Days after receipt by the Seller of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Termination Date; or

(vi)            by the Seller (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied), upon written notice to the Purchaser, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Seller or cured by the Purchaser within ten (10) Business Days after receipt by the Purchaser of written notice thereof from the Seller, or is not reasonably capable of being cured prior to the Termination Date.

(b)            Effect of Termination.  In the event of the termination of this Agreement as expressly permitted under Section 10.1(a), this Agreement shall forthwith become void and have no effect (except for this Section 10.1 and Sections 7.4(b) and 12.1) and there shall be no Liability in respect of this Agreement on the part of the Purchaser or the Seller (or any Affiliate which operates the System) except as provided in this Section 10.1 and Sections 7.4(b) and 12.1; provided, however, that nothing herein will relieve any Party from any Liability for any breach by such Party of its covenants or agreements set forth in this Agreement occurring prior to such termination.

ARTICLE 11

 INDEMNIFICATION

11.1            Survival.  The representations and warranties set forth in Article 4 and Article 5 shall survive the Closing for a period of eighteen (18) months from the Closing Date except as follows:  (a) the Fundamental Representations shall survive the Closing for a period of ten (10) years from the Closing Date and (b) the representations and warranties contained in Sections 5.12 (Taxes) and 5.13 (Employee Benefit Plans) (collectively, the “Extended Representations”) shall survive until sixty (60) days after the expiration of all applicable statutes of limitations.  Each of the covenants and agreements of the Parties set forth in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date; provided that the covenants and agreements contained herein requiring performance after the Closing Date shall survive in accordance with their terms.  If any Claims Notice (as defined below) is given in good faith in accordance with the terms of Section 11.4 within the applicable survival period provided above (as applicable, the “Cut-Off Date”), the claims specifically set forth in such Claims Notice shall survive until such time as such claims are finally resolved.

11.2            Indemnification by the Seller; Indemnification by the Purchaser.

(a)            Subject to the limitations set forth herein, from and after the Closing Date, the Seller agrees to indemnify and hold harmless the Purchaser, its Affiliates and their respective officers, directors and employees (each, a “Purchaser Indemnitee”) from and against any and all Losses incurred by such Purchaser Indemnitee arising from or related to (i) any breach of any representation or warranty included in Article 4 or Article 5 of this Agreement, (ii) any breach of any covenant or agreement made by the Seller in this Agreement, (iii) any Taxes of the Carrington Entities for Pre-Closing Periods (other than Taxes attributable to transactions outside of the Ordinary Course of Business occurring on the Closing Date, but after the Effective Time unless such transactions were at the direction of, or initiated by, Seller), (iv) any Closing Transaction Expenses not included in the determination of Final Closing Transaction Expenses, (v) any Closing Indebtedness not included in the determination of Final Closing Indebtedness, (vi) any Closing D&A Compensation not included in the determination of Final Closing D&A Compensation, and (vii) any matters set forth on Schedule 11.2(a).  For purposes of this Section 11.2(a), “Taxes of the Carrington Entities for Pre-Closing Periods” shall include (x) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Carrington Entities (or any predecessor of any of the Carrington Entities) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local law and (y) all Taxes of any Person imposed on any of the Carrington Entities arising under the principles of transferee or successor liability relating to an event or transaction occurring before the Closing Date.

(b)            The Purchaser hereby agrees to indemnify and hold harmless, the Seller, its officers, directors, employees, shareholders, partners, members and Affiliates, and prior to the Closing, the Seller, the Carrington Entities and their respective officers, directors and employees (each, a “Seller Indemnitee,” and together with the Purchaser Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any Losses arising from or in connection with (i) any breach of any representation or warranty included in Article 6 of this Agreement, or (ii) any breach of any covenant or agreement made by the Purchaser.

11.3            Limitations on Indemnification.

(a)            Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Losses that the Seller is obligated or liable for under Section 11.2(a) exceed an amount equal to $5,000,000 (the “Cap”); provided, however, that the limitation set forth in this Section 11.3(a) shall not apply to any claims (and such claims shall not apply to the Cap) (i) arising out of or related to the Fundamental Representations or the Extended Representations or (ii) in connection with Fraud.  Notwithstanding the foregoing or anything herein to the contrary, the aggregate amount of all Losses for which the Seller shall be liable pursuant to Section 11.2(a) shall not in any event exceed $20,000,000.

(b)            Notwithstanding anything in this Agreement to the contrary, the Seller shall not have any obligation to indemnify any Purchaser Indemnitee under Article 11 until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 11.2(a) exceeds an amount equal to $500,000 (the “Basket Amount”), whereupon the Purchaser Indemnitee shall be entitled to receive amounts for Losses in excess of $250,000; provided, however, that the limitations set forth in this Section 11.3(b) shall not apply to any claims arising out of or related to (i) any Fundamental Representations or the Extended Representations or (ii) Fraud.

(c)            Notwithstanding anything in this Agreement to the contrary, under no circumstances shall any Indemnitee be entitled to be indemnified for punitive (other than punitive damages awarded to a third party pursuant to a Third Party Claim) or damages based upon diminution in value, multiples of earnings, multiples of cash flows, or loss of business opportunity or reputation.

(d)            Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2(a) for any Loss if the full amount of such Loss was reflected as a Current Liability in the Closing Statement.

(e)            No Party shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant or condition specifically waived in writing by the other Party on or prior to the Closing, (ii) any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Estimated Purchase Price pursuant to Section 2.4 or (iii) any Losses for which a Claims Notice was not duly delivered prior to the applicable Cut-Off Date.

(f)            The Party seeking indemnification under this Article 11 shall use its commercially reasonable efforts to (i) mitigate any Losses which form the basis of an indemnification claim hereunder, to the extent such mitigation is required under applicable Law, and (ii) obtain any insurance proceeds available to such Party in respect of the Losses which form the basis of an indemnification claim hereunder.  The amount of Losses for which the Purchaser Indemnitees shall be entitled shall be reduced by the amount of any insurance proceeds actually received by, or paid on behalf of, any such Purchaser Indemnitee.

(g)            The Purchaser Indemnitees shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Purchaser Indemnitees have already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

(h)            The representations made in Section 5.12 are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable period (or portion of any taxable period) beginning after the Closing, Tax positions taken after the Closing Date or Tax attributes that may available to the Purchaser and its Affiliates after the Closing Date, and Seller provides no indemnity for any Losses due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any tax basis, net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, Tax credit, Tax credit carryforward or other Tax asset or attribute of the Carrington Entities for or generated or arising in a Tax period (or portion thereof) ending on or before the Closing Date.

(i)            Notwithstanding anything to the contrary in this Agreement, the Parties hereto acknowledge and agree that the amount of any Losses (for purposes of calculating any indemnification claim, recovery or obligation under Section 11.2) shall be reduced by an amount equal to the related Tax benefits (if any) that result in an actual reduction of Taxes paid by a Purchaser Indemnitee, determined on a “with and without” basis, solely for the taxable year of the occurrence of the Losses giving rise to the indemnification obligation or for either of the two (2) subsequent taxable years (the “Tax Benefit Period”); provided, that a Tax benefit shall not be treated as having been actually realized until the applicable annual income Tax Return has been filed; provided, further, that if any such Tax benefit is so actually realized on an income Tax Return after an indemnification claim is made pursuant to Section 12.16 but with respect to the Tax Benefit Period, such Purchaser Indemnitee shall, within thirty (30) days of actually realizing such Tax benefit, pay to the Seller an amount equal to such Tax benefit actually realized.

11.4            Indemnification Claim Process.

(a)            All claims for indemnification by either a Seller Indemnitee or Purchaser Indemnitee under this Article 11 shall be asserted and resolved in accordance with Sections 11.4 and 11.5.

(b)            If a Purchaser Indemnitee intends to seek indemnification pursuant to this Article 11, the Purchaser Indemnitee shall promptly, but in no event more than thirty (30) days following such Purchaser Indemnitee’s actual knowledge of such claim, notify the Seller in writing of such claim, describing such claim in reasonable detail and the amount or estimated amount of such Losses (the “Claims Notice”); provided, however, that failure to give any such notice shall not affect the indemnification provided under this Article 11, except, and only, to the extent the Seller is actually and materially prejudiced as a result of such failure.

(c)            If a Seller Indemnitee intends to seek indemnification pursuant to this Article 11, the Seller Indemnitee shall promptly, but in no event more than thirty (30) days following the Seller Indemnitee’s actual knowledge of such claim, deliver a Claims Notice to the Purchaser; provided, however, that failure to give any such notice shall not affect the indemnification provided under this Article 11, except, and only, to the extent the Purchaser is actually and materially prejudiced as a result of such failure.

(d)            The Indemnitor shall have thirty (30) days from the date on which the Indemnitor received the Claims Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of the Third Party Claim and any litigation resulting therefrom with counsel of its choice.  If the Indemnitor assumes the defense of such claim in accordance herewith: (i) the Indemnitee may retain separate co‑counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement, adjustment or compromise with respect to such Third Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee unless the judgment or settlement provides solely for the payment of money without any admission of guilt or Liability, the Indemnitor makes such payment (subject to the applicable limitations contained herein), and the Indemnitee receives an unconditional release.  The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with Third Party Claims, and cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent. In the event that, if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor; or (B) there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, the Indemnitor shall be liable for the costs, fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required.

(e)            If the Indemnitor does not assume the defense of such Third Party Claim within thirty (30) days of receipt of the Claims Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to this Article 11, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, (ii) may at any time thereafter assume defense of the Third Party Claim, in which event the Indemnitor shall bear the fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim, and (iii) shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.  Notwithstanding the foregoing, the Indemnitee will not have the authority to make any admission of fact or liability as part of any Settlement that would reasonably be expected to have a materially negative effect on any Liability for which the Seller has agreed to provide indemnification pursuant to Article 11 or any pending litigation involving the same or similar facts or allegations for which the Indemnitor may have any Liability, without the prior written consent of the Indemnitor.

(f)            The Purchaser Indemnitee shall, and shall cause the Purchaser’s other Affiliates to, provide reasonable cooperation with the Seller in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which a Purchaser Indemnitee is seeking indemnification pursuant to this Article 11 that the Seller has elected to control, including, but not limited to, by providing the Seller with reasonable access to books, records, employees and officers (including as witnesses) of the Purchaser.

11.5            Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will deliver a Claims Notice to the Indemnitor promptly after its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim, which Claims Notice shall also state that the Indemnitee has paid or properly accrued Losses or reasonably anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; provided, however, that failure to deliver a Claims Notice promptly shall not affect the indemnification provided under this Article 11, except, and only, to the extent the Indemnitor is actually and materially prejudiced as a result of such failure.  The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6            Exclusive Remedy.  Except (a) in the case where a Party seeks to obtain specific performance pursuant to Section 12.16, (b) for the purchase price adjustment procedures set forth in Section 2.4 and (c) for claims arising out of or in connection with Fraud, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article 11 shall be the sole and exclusive remedy for the Parties with respect to any matter in any way arising from or relating to (i) this Agreement or its subject matter or (ii) any other matter relating to the operation of the System prior to the Closing, or any other transaction or state of facts relating to the Carrington Entities prior to the Closing, in each case regardless of the legal theory under which such Liability may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the Parties hereby agree that the Purchaser Indemnitees shall have no remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 11.  The Purchaser acknowledges and agrees that the Purchaser Indemnitees may not avoid such limitation on liability by (1) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (2) asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations, warranties and covenants contained in this Agreement.  The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser’s, the Purchaser Indemnitees’, the Seller’s and the Seller Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated Parties and were specifically taken into account in the determination of the consideration to be paid hereunder.  Subject to the foregoing and the additional procedures for bringing or resolving disputes as specifically provided in this Agreement, to the maximum extent permitted by Law, the Parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws at common law, in equity or otherwise.

11.7            Tax Treatment of Indemnity Payments.  Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all Parties as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the Parties shall file their Tax Returns accordingly.

11.8            Subrogation.  In the event of payment by or on behalf of any Indemnitor to any Indemnitee (including pursuant to this Article 11) in connection with any claim or demand by any Person other than the Parties or their respective Affiliates, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand.  Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

ARTICLE 12

MISCELLANEOUS

12.1            Expenses.  Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

12.2            Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

12.3            Entire Agreement.  This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement and the other documents delivered pursuant to or in connection with this Agreement contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the System and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their Representatives, oral or written, respecting such subject matter.

12.4            Headings.  The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

12.5            Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) served by personal delivery upon the Party for whom it is intended, (ii) delivered by facsimile with receipt confirmed or (iii) delivered by certified mail, registered mail, or courier service, return-receipt received to the Party at the address set forth below, with copies sent to the Persons indicated:

If to the Seller:

Adtalem Global Education Inc.
500 W. Monroe St.
Chicago, Illinois 60661
Attention:  Stephen W. Beard
E-mail:  stephen.beard@adtalem.com
Facsimile No.:  (630) 515-4555
Attention:  Erin McGuire
E-mail:  erin.mcguire@adtalem.com
Facsimile No.:  (630) 515-4555

With a copy to (which copy shall not constitute notice):

Reed Smith LLP
10 South Wacker Drive
Chicago, Illinois 60606
Attention: Patricia Dondanville
Email: pdondanville@reedsmith.com
Facsimile No.: (312) 207-6400

If to the Purchaser:

San Joaquin Valley College, Inc.
3828 W. Caldwell Avenue
Visalia, CA 93277
Attention: Legal Department
Email: Mike.Abril@sjvc.edu
Facsimile No.: (559) 746-0324

With a copy to (which copy shall not constitute notice):

Jeffer Mangels Butler & Mitchell LLP
1900 Avenue of the Stars
7th Floor
Los Angeles, CA 90067
Attention: Barry Freeman
Email: BFreeman@jmbm.com
Attention: David Ma
Email: DLM@jmbm.com
Facsimile No.: (310) 712-3393

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6            Exhibits and Schedules.

(a)            Any matter, information or item disclosed in the Schedules (including any Schedule Supplement) delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement in respect of which such disclosure is reasonably apparent on its face notwithstanding the omission of an appropriate cross-reference.

(b)            Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (iii) be deemed or interpreted to expand the scope of the Seller’s representations and warranties, obligations, covenants, conditions or agreements contained herein, or  (iv) constitute, or be deemed to constitute, a Liability or obligation regarding such matter, (v) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (vi) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (vii) constitute, or be deemed to constitute, an admission or indication by the Seller that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Schedules.  No reference in the Schedules to any Contract or other agreement or document shall be construed as an admission or indication that such Contract, agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract, agreement or document.  No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(c)            The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7            Waiver.  Waiver of any term or condition of this Agreement by any Party shall only be effective if signed in writing by the Party against whom the waiver is to be effective and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.8            Binding Effect; Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.  No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion.  Any purported assignment without such prior written consents shall be void.

12.9            No Third Party Beneficiary.  Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted assignee of a Party to this Agreement, except for the Persons set forth in Article 11, who are intended third party beneficiaries of such provisions.

12.10            Counterparts.  This Agreement may be signed in any number of counterparts, and delivered via facsimile or similar electronic transmittal, with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

12.11            [Intentionally Omitted].

12.12            Governing Law.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

12.13            Arbitration.  Any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be determined and resolved by arbitration in Los Angeles, CA. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. Except as provided in the following sentences, no Party shall be entitled to commence or maintain any Action in a court of law upon any matter in dispute until such matter shall have been submitted and determined as provided herein and then only for the enforcement of such arbitration award; provided, however, that, notwithstanding this dispute resolution policy, any Party may apply to a court of competent jurisdiction to seek injunctive relief before or after the pendency of any arbitration proceeding. The institution of any action for injunctive relief shall not constitute a waiver of the right or obligation of any Party to submit any claim seeking relief other than injunctive relief to arbitration. Judgment upon the award may be entered by the United States Federal District Court or Los Angeles County Superior Court located in the State of California, or application may be made to such court for the judicial acceptance of the award and order of enforcement, as the case may be, if the arbitrator’s award or decision is not complied with within seven (7) days of the arbitrator’s decision.

12.14            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.15            [Intentionally Omitted].

12.16            Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

12.17            Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.18            Conflict of Interest.  Recognizing that Reed Smith LLP (“Reed Smith”) and Powers Pyles Sutter and Verville LLP (“PPSV”) have each acted as legal counsel to the Seller and the Carrington Entities in connection with the negotiation of this Agreement and the transactions contemplated hereby prior to the Closing, and that Reed Smith and PPSV each expect to act as legal counsel to the Seller after the Closing in connection with the transactions contemplated hereby, the Purchaser (including on behalf of the Carrington Entities after the Closing) hereby:

(a)            waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Reed Smith and/or PPSV representing the Seller or its Affiliates after the Closing with respect to disputes related to or arising in connection with this Agreement and/or any of the transactions contemplated by this Agreement (“Disputes”); and

(b)            consents, and agrees to cause its Affiliates to consent and agree to, the communication by Reed Smith and/or PPSV to the Seller of any fact known to Reed Smith or PPSV (as applicable) arising by reason of Reed Smith’s or PPSV’s (as applicable) prior representation of the Carrington Entities in connection with Reed Smith’s or PPSV’s (as applicable) representation of the Seller or their Affiliates after the Closing with respect to any Dispute; provided that, except as required by law, including pursuant to subpoena or other legal proceedings or process (including any deposition, interrogatory or civil or regulatory action or inquiry), the Seller shall not disclose or use any fact so communicated to it that it knows or reasonably should know constitutes confidential or proprietary information of the Carrington Entities for any purpose not related to a Dispute.

(c)            agrees that all communications between or among Reed Smith, PPSV or other legal counsel representing the Seller or the Carrington Entities (“Counsel”), on the one hand, and any of the Carrington Entities or the Seller, on the other hand, to the extent the same relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Privileged Communications”) shall be deemed to be protected by the attorney-client privilege;

(d)            agrees that, upon and after the Closing, (i) to the extent that files maintained by Counsel related to or arising in connection with this Agreement or any of the transactions contemplated by this Agreement constitute attorney work product relating to or arising in connection with this Agreement or any of the transactions contemplated by this Agreement (“Protected Work Product” and together with Privileged Communications, “Protected Material”) or Privileged Communications, the Seller (and not the Carrington Entities) shall hold any property rights in such Protected Material, (ii) the Protected Material and the expectation of confidentiality relating thereto belong solely to the Seller, shall be controlled by the Seller and shall not pass to or be claimed by any of the Purchaser or the Carrington Entities, and (iii) applicable Counsel shall have no duty whatsoever to reveal or disclose any such Protected Material to any of the Purchaser, the Carrington Entities or their Affiliates by reason of any attorney-client relationship between such Counsel and any of the Carrington Entities or otherwise.  Upon and after the Closing, to the extent that files maintained by Counsel constitute the property of the Carrington Entities, but not Protected Material, the Carrington Entities, as applicable, shall be entitled to such materials upon request and, to the extent such files contain Protected Material, Counsel shall redact only such portions as constitute Protected Material; and

(e)            agrees that it will not, and that it will cause its Affiliates not to, (i) access or use the Protected Material, including by way of review of any electronic data, communications or other information or by seeking to have the Seller waive the attorney-client privilege, work product doctrine or other privilege, or by otherwise asserting that any of the Purchaser, the Carrington Entities or any of the Purchaser’s other Affiliates has the right to assert or waive the attorney-client privilege, the work product doctrine or other privilege or (ii) seek to obtain the Protected Material from applicable Counsel.  For avoidance of doubt, the provisions of the preceding clause (ii) shall not be deemed violated if (x) any employee of the Purchaser or the Carrington Entities accesses or uses any Privileged Communication to which such employee was a party (including by way of review of any electronic data, communications or other information) or (y) the Carrington Entities or any of their Affiliates maintain or transfer copies of any Protected Material in connection with the storage of data and files of the Carrington Entities or any of their Affiliates (regardless of the server, network or virtual data location), provided that such access and use shall not result in any waiver of the Seller’s attorney-client privilege or the work product doctrine with respect to such Protected Material.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

PURCHASER:

 SAN JOAQUIN VALLEY COLLEGE, INC.

By: /s/ Michael D. Perry
Name: Michael Perry
 Title: CEO and President

SELLER:

 ADTALEM GLOBAL EDUCATION INC.

By: /s/ Patrick J. Unzicker
Name: Patrick J. Unzicker
 Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Membership Interest Purchase Agreement]